Exhibit 1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

AT&T CORP.,

SC ACQUISITION CO.

AND

SUPERCLICK, INC.

ARTICLE 1	DEFINED TERMS	1
1.1	Definitions	1
1.2	Interpretation	11
ARTICLE 2	THE MERGER	11
2.1	The Merger	11
2.2	Effective Time; Closing	11
2.3	Effect of the Merger	11
2.4	Articles of Incorporation; Bylaws	11
2.5	Directors and Officers	12
2.6	Effect on Capital Stock	12
2.7	Exchange	13
2.8	Taking of Necessary Action; Further Action	15
2.9	Adjustments	15
2.10	Dissenting Shares	15
ARTICLE 3	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	16
3.1	Organization; Subsidiaries	16
3.2	Company Capitalization	17
3.3	Obligations With Respect to Capital Stock	18
3.4	Authority; Non-Contravention	18
3.5	SEC Filings; Company Financial Statements; Internal Controls; Sarbanes-Oxley Act Compliance	20
3.6	Absence of Certain Changes or Events	22
3.7	Taxes	24
3.8	Real Property and Personal Property Matters	26
3.9	Intellectual Property	26
3.10	Compliance with Laws	30
3.11	Litigation	31
3.12	Employee Benefit Plans and Labor Matters	31
3.13	Environmental Matters	35
3.14	Certain Contracts	36
3.15	Customers and Suppliers	39
3.16	Brokers’ and Finders’ Fees	39

3.17	Insurance	39
3.18	Disclosure	39
3.19	Board Approval	39
3.20	Fairness Opinion	40
3.21	Takeover Provisions	40
3.22	Related Party Transactions	40
3.23	Competition Act	40
3.24	Full Disclosure	40
ARTICLE 4	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	40
4.1	Organization of Parent and Merger Sub	41
4.2	Authority; Non-Contravention	41
ARTICLE 5	CONDUCT PRIOR TO THE EFFECTIVE TIME	42
5.1	Conduct of Business by the Company	42
5.2	Certain Actions	42
ARTICLE 6	ADDITIONAL AGREEMENTS	45
6.1	Proxy Statement	45
6.2	Antitrust and Other Filings	46
6.3	Meeting of Company Shareholders	46
6.4	No Solicitation	47
6.5	Confidentiality; Access to Information	50
6.6	Public Disclosure	51
6.7	Reasonable Efforts; Notification	51
6.8	Third Party Consents	52
6.9	Takeover Statutes	52
6.10	Section 16 Matters	53
6.11	Indemnification, Exculpation and Insurance	53
ARTICLE 7	CONDITIONS TO THE MERGER	54
7.1	Conditions to Each Party’s Obligation To Effect the Merger	54
7.2	Conditions to Obligations of Parent and Merger Sub	54
7.3	Conditions to Obligation of the Company	56

ARTICLE 8	TERMINATION	56
8.1	Termination	56
8.2	Effect of Termination	58
8.3	Fees; Expenses	58
ARTICLE 9	GENERAL PROVISIONS	59
9.1	Non-Survival of Representations, Warranties and Covenants	59
9.2	Notices	59
9.3	Counterparts	60
9.4	Entire Agreement; Third Party Beneficiaries	60
9.5	Severability	60
9.6	Other Remedies; Specific Performance	60
9.7	Governing Law	60
9.8	Rules of Construction	61
9.9	Assignment	61
9.10	Submission to Jurisdiction	61
9.11	Waiver Of Jury Trial	61
9.12	Amendment	62
9.13	Extension; Waiver	62

INDEX OF EXHIBITS

Exhibit A	Form of Voting Agreement

Exhibit B	Form of Articles of Amendment

Exhibit C	Form of Plan of Merger

Exhibit D	Form of Articles of Incorporation

Exhibit E-1	Executive Retention, Noncompetition and Nonsolicitation Agreement (Natale)

Exhibit E-2	Executive Retention, Noncompetition and Nonsolicitation Agreement (Perrotti)

Exhibit E-3	Executive Retention, Noncompetition and Nonsolicitation Agreement (DeMarin)

Exhibit E-4	Executive Retention, Noncompetition and Nonsolicitation Agreement (Bancalari)

Exhibit F	Form of Non-Executive Retention, Noncompetition and Nonsolicitation Agreement

Exhibit G	Matters to be Covered in the Opinion of Vandeberg Johnson & Gandara LLP

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of September 23, 2011, by and among AT&T Corp., a New York corporation (“Parent”), SC Acquisition Co., a Washington corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Superclick, Inc., a Washington corporation (the “Company”).

RECITALS

A. The respective Boards of Directors of Parent, Merger Sub and the Company have approved this Agreement, and declared advisable the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions of this Agreement and in accordance with the Act (as defined below).

B. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, certain shareholders of the Company are entering into Voting Agreements with Parent in the form of Exhibit A (the “Voting Agreements”).

C. Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and conditions contained herein, the parties agree as follows:

ARTICLE 1

DEFINED TERMS

1.1 Definitions. For purposes of this Agreement, the following terms will have the following meanings when used herein with initial capital letters:

“Acquisition Proposal” means, other than the Transactions, any offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of more than ten percent (10%) of the consolidated assets of the Company and the Company’s subsidiaries or more than ten percent (10%) of any class of equity or voting securities of the Company or any of the Company’s subsidiaries whose assets, individually or in the aggregate, constitute more than ten percent (10%) of the consolidated assets of the Company, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning more ten percent (10%) of any class of equity or voting securities of the Company or any of the Company’s subsidiaries whose assets, individually or in the aggregate, constitute more than ten percent (10%) of the consolidated assets of the Company or (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of the Company’s subsidiaries whose assets, individually or in the aggregate, constitute more than ten percent (10%) of the consolidated assets of the Company.

“Act” means the Washington Business Corporation Act, RCW Title 23B.

“ADA” has the meaning set forth in Section 3.12(g).

“Adverse Recommendation Change” means any of the following, as the context may indicate: (a) any failure by the Company Board (or any committee thereof) to make, or any withdrawal or modification of, or public proposal to withdraw or modify, in any manner adverse to Parent of, the Company Board Recommendations, (b) any failure by the Company Board to make a statement in opposition and recommend rejection to the Company Shareholders of a tender or exchange offer for the Company’s securities pursuant to Rule 14e-2 promulgated under the Exchange Act within ten (10) Business Days after such tender or exchange offer shall have been announced or commenced, or (c) the Company or the Company Board recommending an Acquisition Proposal.

“Affidavit” has the meaning set forth in Section 2.7(a).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the Person in question. As used herein, the term “control” means (a) direct or indirect beneficial ownership of fifty percent (50%) or more of the voting securities or voting interest of a Person or, in the case of a limited partnership, of fifty percent (50%) or more of the general partnership interest, either directly or through an entity which the Person controls or (b) the possession of the actual power to direct the management of a Person, whether through contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Antitrust Filing” has the meaning set forth in Section 6.2(a).

“Applicable Law” means all foreign, Canadian or U.S. federal, state, provincial, local or municipal laws, by-laws, statutes, ordinances, regulations, policies and rules and all orders, writs, injunctions, awards, judgments and decrees of any Governmental Entity, in each case as of the relevant date of determination or, with respect to a representation or warranty, as of the date of such representation or warranty, and that is applicable to Parent, Merger Sub, the Company and/or their respective subsidiaries, all as the case may be, or any of their respective assets, properties or businesses.

“Articles of Amendment” means the amendment to the Company’s Articles of Incorporation in the form of the Articles of Amendment attached as Exhibit B.

“Articles of Merger” has the meaning set forth in Section 2.2.

“Book-Entry Shares” has the meaning set forth in Section 2.7(a).

“Breakup Fee” has the meaning set forth in Section 8.3(a)(i).

“Business” means the business of the Company as presently conducted and proposed to be conducted.

“Business Day” means any day, other than Saturday, Sunday or any day on which banking institutions located in New York, New York are authorized or required by law or other governmental action to close.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“COBRA” has the meaning set forth in Section 3.12(g).

“Code” has the meaning set forth in Section 2.7(d).

“Company” has the meaning set forth in the Preamble.

“Company Balance Sheet” has the meaning set forth in Section 3.5(b).

“Company Board” means the Board of Directors of the Company.

“Company Board Recommendations” means (i) the recommendation by the Company Board of the approval of the Articles of Amendment and (ii) the recommendation by the Company Board of the approval of this Agreement and approval of the Merger to the Company Shareholders.

“Company Certificates” has the meaning set forth in Section 2.7(a).

“Company Charter Documents” has the meaning set forth in Section 3.1(d).

“Company Common Stock” has the meaning set forth in Section 2.6(a).

“Company Disclosure Letter” has the meaning set forth in Article 3.

“Company Employee Plan” means any plan, program, policy, practice, Contract or other arrangement, whether qualified or non-qualified, providing for compensation, deferred compensation, severance (including change-of-control), retirement benefits, savings benefits, welfare benefits, paid time or leave of absence, termination pay, change in control payments or benefits, parachute payments, performance awards, bonus awards, retention awards, perquisites, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, that is or has been maintained, contributed to, or required to be contributed to, by the Company or any Affiliate for the benefit of any Employee, including any Employee located outside the United States and any such plan required to be maintained under the Applicable Laws of any jurisdiction outside the United States.

“Company Financials” has the meaning set forth in Section 3.5(b).

“Company Indemnitees” has the meaning set forth in Section 6.11(a).

“Company Insider” means each officer and director of the Company who is subject to the reporting requirements of Section 16(b) of the Exchange Act with respect to the Company.

“Company IP Assets” means, collectively, (a) the Company IP Rights; (b) all embodiments of any Company IP Rights, in whatever form, format or media; (c) all applications, registrations, filings and other formal governmental actions made or submitted by the Company pursuant to Applicable Law to secure, perfect, maintain or protect its interest in any Company IP Right; and (d) all information of a technical nature, documentation, manuals, memoranda, records, customer lists, supplier lists, proprietary processes, formulae, software Source Code and object code, software libraries, data bases, software utilities, programming and knowledge base structures, optimization, organization and compilation techniques, programmers’ notes, flowcharts, diagrams, algorithms, screen displays, graphical interfaces, photographs, images, layouts, development tools, designs, blueprints, specifications, technical drawings, applications, methodologies, techniques, ideas, solutions, processes, concepts or procedures, in each case used in or necessary to the conduct of the Business.

“Company IP Rights” means all Intellectual Property Rights used in or necessary to the conduct of the Business.

“Company IP Rights Agreement” means any Contract governing any Company IP Right.

“Company-Licensed IP Assets” has the meaning set forth in Section 3.9(a).

“Company Material Contracts” has the meaning set forth in Section 3.14.

“Company-Owned IP Assets” has the meaning set forth in Section 3.9(a).

“Company Permits” has the meaning set forth in Section 3.10(b).

“Company SEC Reports” has the meaning set forth in Section 3.5(a).

“Company Shareholder Approvals” means the approval of the Articles of Amendment and approval of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock entitled to vote on such matter at a shareholders’ meeting duly called and held for such purpose.

“Company Shareholder Meeting” has the meaning set forth in Section 6.3.

“Company Shareholders” means the holders of shares of Company Common Stock.

“Company Source Code” means, collectively, any software Source Code, any material portion or aspect of the software Source Code, or any material proprietary information or algorithm contained in or relating to any software Source Code, of any Company IP Asset.

“Company Stock Award” has the meaning set forth in Section 2.6(c)(ii).

“Company Stock Option” has the meaning set forth in Section 2.6(c)(i).

“Company Stock Plans” has the meaning set forth in Section 3.2(b).

“Confidentiality Agreement” means that certain Non-Disclosure Agreement dated July 28, 2010, by and between Parent and the Company.

“Contract” means any written or oral agreement, contract, subcontract, Lease, assignments, mortgages, transactions, understanding, instrument, note, option, warranty, purchase order, license, sublicense, benefit plan or legally binding commitment, obligation or undertaking of any nature.

“Dissenting Shares” has the meaning set forth in Section 2.10(a).

“DOL” means the United States Department of Labor.

“Effective Time” has the meaning set forth in Section 2.2.

“Employee” means any current, former or retired employee, officer or director of the Company or any Affiliate of the Company including those who may be on a paid or unpaid leave of absence from their employment with the Company or any Affiliate of the Company, and contractors, consultants or agents that are or may be deemed under Applicable Law to be employees of the Company or any Affiliate of the Company.

“Employee Agreement” means each management, employment, retention, change in control, supplemental retirement, deferred compensation, stock option, severance, consulting, relocation, repatriation, expatriation, visas, work permit agreement or similar Contract between the Company or any Affiliate of the Company and any Employee or consultant.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Environmental Claim” has the meaning set forth in Section 3.13(b).

“Environmental Permit” has the meaning set forth in Section 3.13(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” means First American Stock Transfer.

“Exchange Fund” has the meaning set forth in Section 2.7(a).

“Executive Retention, Noncompetition and Nonsolicitation Agreement” has the meaning set forth in Section 7.2(d)(i).

“FICA” has the meaning set forth in Section 3.7(b).

“FMLA” has the meaning set forth in Section 3.12(g).

“FUTA” has the meaning set forth in Section 3.7(b).

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any Canadian or U.S. federal, state, provincial, local or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal or judicial or arbitral body or entity.

“GUST” has the meaning set forth in Section 3.12(d).

“Hazardous Material” means any substance that has been designated by any Governmental Entity or by Applicable Law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including PCBs, asbestos, petroleum, urea formaldehyde and all substances listed or defined as hazardous substances or waste pursuant to any Applicable Law, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, the United States Resource Conservation and Recovery Act of 1976, as amended, the Canada Transportation of Dangerous Goods Act of 1992, as amended, the Canadian Environmental Protection Act of 1999, as amended, the Quebec Environment Quality Act, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies.

“HIPAA” has the meaning set forth in Section 3.12(g).

“Intellectual Property Rights” means, collectively, all of the following intangible legal rights in any and all jurisdictions throughout the world, whether or not filed, perfected, registered or recorded and whether now or hereafter existing, filed, issued or acquired: (a) issued patents, pending patent applications, patent disclosures and patent rights, including any and all continuations, continuations-in-part, divisionals, provisionals, reissues, reexaminations, utility, model and design patents or any extensions thereof, inventions, invention disclosures, discoveries and improvements, whether patentable or not; (b) works of authorship and rights associated with works of authorship, including copyrights, copyright applications and copyright registrations; (c) Moral Rights; (d) rights in trademarks, trademark registrations, and applications therefor, trade names, service marks, service names, logos, or trade dress (collectively, “Marks”), and any goodwill symbolized by such Marks; (e) rights relating to trade secrets (including those trade secrets defined in the Uniform Trade Secrets Act and under corresponding Canadian and foreign statutory and common law), confidential business, technical and know- how information; (f) Internet domain names, World Wide Web URLs or addresses, any goodwill associated therewith and any other rights relating thereto granted by any Governmental Entity or quasi-Governmental Entity, including Internet domain name registrars; (g) claims, causes of action, defenses and rights to sue for past infringement relating to the enforcement of any of the foregoing; (h) any goodwill symbolized by or associated with any of the foregoing; and (i) all other intellectual or proprietary rights in any and all jurisdiction throughout the world.

“IRS” means the Internal Revenue Service.

“Knowledge” means, when used with respect to the Company, the actual or constructive knowledge of (a) any officer or director or (b) the Company’s director of Research and Development, in each case after due inquiry.

“Liability” means any liability, indebtedness or obligation of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise, and whether or not required to be recorded or reflected on a balance sheet under GAAP).

“LOI” means that certain Non-Binding Letter of Intent dated as of June 24, 2011 by and between Parent and the Company, as amended.

“Material Adverse Effect” means any state of facts, change, development, event, effect, condition, occurrence, action or omission that, alone or together with any other state of facts, change, development, event, effect, condition, occurrence, action or omission, that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (i) the business, results of operations, financial condition or assets of the Company and its subsidiaries, taken as a whole, or (ii) the ability of the Company to consummate the Transactions on a timely basis; provided, however, that for purposes of clause (i), none of the following shall be deemed either alone or in combination to constitute a Material Adverse Effect on the Company: (a) general legal, market, economic or political conditions affecting the industry in which the Company operates, (b) changes affecting general worldwide economic or capital market conditions (including changes in interest or exchange rates), (c) the pendency or announcement of this Agreement, including any reaction of any customer, employee, supplier, service provider, partner or other constituency to the identity of Parent or any of the Transactions; (d) any decrease in the market price or trading volume of the Company

Common Stock (it being understood that the underlying cause or causes of any such decrease may be deemed to constitute, in and of itself or themselves, a Material Adverse Effect and may be taken into consideration when determining whether there has occurred a Material Adverse Effect); (e) the Company’s failure to meet any internal or published projections, forecasts or other predictions or published industry analyst expectations of financial performance (it being understood that the underlying cause or causes of any such failure may be deemed to constitute, in and of itself and themselves, a Material Adverse Effect and may be taken into consideration when determining whether there has occurred a Material Adverse Effect); (f) any change in GAAP that occurs or becomes effective after the date of this Agreement; (g) actions taken, or failures to take action, by the Company or any of its subsidiaries in compliance with the express terms of this Agreement; and (h) any natural disaster, any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation of armed hostilities or terrorist activities anywhere in the world; provided, further, that any event, change and effect referred to in clauses (a), (b), (d), (f) or (h) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, change or effect has a disproportionate effect on the Company and its subsidiaries, taken as a whole, compared to other participants in the industry in which the Company and its subsidiaries conduct the Business.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 2.6(a).

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Common Stock” has the meaning set forth in Section 2.6(d).

“Moral Rights” means any right to claim authorship to or to object to any distortion, mutilation or other modification or other derogatory action in relation to a work, whether or not such would be prejudicial to the author’s reputation, and any similar right, existing under common or statutory law of any country in the world or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

“Multiemployer Plan” means any Pension Plan that is a “multiemployer plan,” as defined in Section 3(37) of ERISA.

“Non-Executive Retention, Noncompetition and Nonsolicitation Agreement” has the meaning set forth in Section 7.2(d)(ii).

“Order” has the meaning set forth in Section 7.1(b).

“OTCBB” means the OTC Bulletin Board.

“Other Filing” has the meaning set forth in Section 6.2(a).

“Parent” has the meaning set forth in the Preamble.

“Parent Charter Documents” has the meaning set forth in Section 4.1(b).

“Pension Plan” means each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA or any other similar Applicable Law, or that is required to be registered as a pension plan under any applicable Tax or pension laws or regulations.

“Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity and other entity and group (which term will include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).

“Plan of Merger” has the meaning set forth in Section 2.2.

“Proxy Statement” has the meaning set forth in Section 3.18.

“Public Software” means any software that contains, includes, incorporates, or has instantiated therein, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (v) the Sun Community Source License (SCSL); (vi) the Sun Industry Standards License (SISL); (vii) the BSD License; and (viii) the Apache License.

“Representatives” has the meaning set forth in Section 6.4(a).

“Retention, Noncompetition and Nonsolicitation Agreements” means, collectively, (i) the Executive Retention, Noncompetition and Nonsolicitation Agreements and (ii) the Non-Executive Retention, Noncompetition and Nonsolicitation Agreements.

“Returns” has the meaning set forth in Section 3.7(a).

“Sarbanes-Oxley Act” has the meaning set forth in Section 3.5(f).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Source Code” means any human readable version of a computer software program, in whole or in part, in any preferred form of the work for making modifications, including any warner diagrams, flow charts, technical notes or comments related thereto.

“subsidiary” means, when used with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its subsidiaries, or by such Person and one or more of its subsidiaries.

“Superior Proposal” has the meaning set forth in Section 6.4(e).

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Takeover Statute” has the meaning set forth in Section 3.21.

“Tax” or “Taxes” means (i) any and all federal, state, provincial, territorial, municipal, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, capital, capital gains, sales, goods and services, use and occupation, and value added, ad valorem, transfer (including land transfer), franchise, withholding, payroll, recapture, employment, premium, excise and property taxes, employment insurance premiums, Canada, Quebec and other pension plan contributions or premiums and all interest, penalties and additions imposed with respect to any of the foregoing amounts, (ii) any Liability for payment of any amounts of the type described in clause (i) as a transferee or guarantor, by operation of law, or as a result of being a member of an affiliated consolidated, combined or unitary group, and (iii) any Liability for amounts of the type described in clauses (i) and (ii) as a result of any express or implied obligation to indemnify another Person or as a result of any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any Liability for taxes of a predecessor entity.

“Tendering Company Holder” has the meaning set forth in Section 2.7(a).

“Termination Date” has the meaning set forth in Section 8.1(b).

“Transaction Documents” means this Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Voting Agreements, the Confidentiality Agreement, Articles of Amendment, Articles of Merger and Plan of Merger, the Retention, Noncompetition and Nonsolicitation Agreements and the Company Disclosure Letter.

“Transactions” means the Merger, the exchange of shares of Company Common Stock for the Merger Consideration and the other transactions contemplated by the Transaction Documents.

“Voting Agreements” has the meaning set forth in the Recitals.

“WARN” has the meaning set forth in Section 3.12(g).

“WHCRA” has the meaning set forth in Section 3.12(g).

1.2 Interpretation. Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, the singular the plural, the part the whole, (b) references to any gender include all genders, (c) “including” has the inclusive meaning frequently identified with the phrase “but not limited to,” (d) any references herein to “Dollars” and “$” are to United States Dollars, and (e) references to “hereunder” or “herein” relate to this Agreement. Any determination as to whether a situation is material shall be made by taking into account the effect of all other provisions of this Agreement that contain a qualification with respect to materiality so that the determination is made after assessing the aggregate effect of all such situations. Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under GAAP.

ARTICLE 2

THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions of this Agreement and the applicable provisions of the Act, at the Effective Time, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

2.2 Effective Time; Closing. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing the articles of merger, in such appropriate form as determined by the parties (the “Articles of Merger”), attaching thereto the plan of merger, in the form attached hereto as Exhibit C (the “Plan of Merger”), in each case with the Secretary of State of the State of Washington in accordance with the relevant provisions of the Act (the time of such filing (or such later time as may be agreed in writing by the Company and Parent and specified in the Articles of Merger) being the “Effective Time”) as soon as practicable on or after the Closing Date. The closing of the Merger (the “Closing”) shall take place at the offices of Mayer Brown LLP, located at 1675 Broadway, New York, NY 10019, at a time and date to be specified by the parties, which shall be no later than the second Business Day after the satisfaction or waiver of the conditions set forth in Section 7.1, or at such other time, date and location as the parties hereto agree in writing (the “Closing Date”).

2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the Act. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, Liabilities and duties of the Company and Merger Sub shall become the debts, Liabilities and duties of the Surviving Corporation.

2.4 Articles of Incorporation; Bylaws.

(a) At the Effective Time, the articles of incorporation of the Company shall be amended and restated in their entirety as set forth in Exhibit D, and, as so amended, shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with the Act and as provided in such articles of incorporation.

(b) At the Effective Time, the bylaws of the Company shall be amended and restated in their entirety to be identical to the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the Act and as provided in such bylaws.

2.5 Directors and Officers. The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed.

2.6 Effect on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

(a) Conversion of Company Common Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, each share of common stock, $0.0006 par value per share, of the Company, (“Company Common Stock”) (including any Company Common Stock issued upon exercise of Company Stock Options before the Effective Time) that is issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without the need for any further action on the part of the holder thereof (except as expressly provided herein), be converted into and represent the right to receive $0.268 in cash, without interest (the “Merger Consideration”). The amount of cash each Company Shareholder is entitled to receive for the shares of Company Common Stock held by such Company Shareholder shall be rounded to the nearest cent and computed after aggregating the cash amounts payable for all shares of Company Common Stock held by such Company Shareholder.

(b) Cancellation of Company-Owned Stock. Notwithstanding Section 2.6(a), each share of Company Common Stock held of record by the Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof.

(c) Company Stock Options and Other Stock-based Compensation.

(i) The Company shall take all requisite action so that, at the Effective Time, each option to acquire shares of Company Common Stock (each, a “Company Stock Option”) that is outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, shall be, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, the holder of that Company Stock Option or any other Person, cancelled and converted into the right to receive from Parent and the Surviving Corporation, as promptly as reasonably practicable after the Effective Time, an amount in cash, without interest, equal to the product of (x) the aggregate number of shares of Company Common Stock subject to such Company Stock Option, multiplied by (y) the excess, if any, of the Merger Consideration over the per share exercise price under such Company Stock Option, less any Taxes required to be deducted or withheld in accordance with Section 2.7(d).

(ii) The Company shall take all requisite action so that, at the Effective Time, each restricted stock award, deferred stock award, stock appreciation right and other right, contingent or accrued, to acquire or receive shares of Company Common Stock or benefits measured by the value of such shares, and each award of any kind consisting of shares of Company Common Stock that may be held, awarded, outstanding, payable or reserved for issuance under any Company Stock Plan, other than Company Stock Options (each, a “Company Stock Award”) immediately prior to the Effective Time, whether or not then vested or exercisable, shall be, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, the holder of that Company Stock Award or any other Person, cancelled and converted into the right to receive from Parent and the Surviving Corporation, as promptly as reasonably practicable after the Effective Time, an amount in cash, without interest, equal to the product of (x) the aggregate number of shares of Company Common Stock in respect of such Company Stock Award multiplied by (y) the Merger Consideration, less any Taxes required to be withheld in accordance with Section 2.7(d).

(iii) At or prior to the Effective Time, the Company, the Company Board and the compensation committee of such board, as applicable, shall adopt any resolutions and take any actions (including obtaining any Employee consents) that may be necessary to effectuate the provisions of paragraphs (i), (ii) and (iii) of this Section 2.6(c).

(d) Capital Stock of Merger Sub. Each share of common stock, par value $0.001 per share, of Merger Sub (the “Merger Sub Common Stock”), issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation. Following the Effective Time, each certificate evidencing ownership of shares of Merger Sub common stock shall evidence ownership of such shares of capital stock of the Surviving Corporation.

2.7 Exchange.

(a) On or prior to the Closing Date, Parent shall enter into an agreement with the Exchange Agent relating to the services to be performed by the Exchange Agent and make available to the Exchange Agent cash in an amount sufficient to permit the payment of the Merger Consideration to which the Company Shareholders are entitled pursuant to Section 2.6(a) (including cash sufficient to pay cash in lieu of fractional shares of Company Common Stock) (the “Exchange Fund”). As soon as practicable after the Effective Time, Parent shall cause to be mailed to each holder of record of (i) a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Stock (the “Company Certificates”), or (ii) book-entry shares that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Book-Entry Shares”) the following: (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates or the Book-Entry Shares shall pass, only upon proper delivery of the Company Certificates or transfer of the Book-Entry Shares to the Exchange

Agent and shall be in such form and have such other provisions as Parent may reasonably specify to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Company Certificates or the Book-Entry Shares in exchange for the Merger Consideration. Upon surrender of a Company Certificate for cancellation, receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of Book-Entry Shares or upon delivery of an affidavit of lost certificate and an indemnity in form and substance reasonably satisfactory to Parent (an “Affidavit”) (together with any required Form W-9 or Form W-8) to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the Exchange Agent shall pay by check to each tendering holder of a Company Certificate, Book-Entry Share or an Affidavit (each, a “Tendering Company Holder”) the Merger Consideration. No interest will be paid or accrued on any cash payable to holders of Company Certificates or Book-Entry Shares.

(b) After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Company or its transfer agent of any shares of the Company’s capital stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Company Certificates, Book-Entry Shares or Affidavits for lost Company Certificates are presented for any reason, they shall be cancelled and exchanged as provided in this Section 2.7.

(c) Until Company Certificates or Book-Entry Shares are surrendered or an Affidavit with respect to any lost Company Certificates is delivered pursuant to Section 2.7(b), such Company Certificates or Book-Entry Shares shall be deemed, for all purposes, to evidence ownership of the right to receive from Parent the Merger Consideration.

(d) Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Internal Revenue Code of 1986, as amended (the “Code”) or under any provision of state, local or foreign tax law or under any other Applicable Law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(e) Notwithstanding anything to the contrary in this Section 2.7, none of the Exchange Agent, Parent, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Applicable Law.

(f) Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for twenty-four (24) months after the Effective Time shall be delivered to Parent or an entity designated by Parent, upon demand, and any holders of Company Common Stock who have not theretofore complied with the provisions of this Section 2.7 shall thereafter look only to Parent for any Merger Consideration, without any interest thereon.

2.8 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub will take all such lawful and reasonably necessary action at the cost and expense of Parent. Parent shall cause Merger Sub to perform all of its obligations relating to this Agreement and the Transactions.

2.9 Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur (other than the issuance of additional shares of capital stock of the Company as permitted by this Agreement), including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or distribution paid in stock, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change.

2.10 Dissenting Shares.

(a) Dissenters’ Rights. Notwithstanding anything to the contrary contained in this Agreement, shares of Company Common Stock that are held by a Company Shareholder of record (or held by a beneficial owner or by a nominee who complies with Section 23B.13.030 of the Act) who, (i) if this Agreement has been approved at the Company Shareholder Meeting, did not vote such shares in favor of the approval of this Agreement and has properly notified the Company of such Company Shareholder’s intent to demand payment for such Company Shareholder’s shares in accordance with Chapter 23B.13 of the Act (and who has neither effectively withdrawn such demand nor lost his, her or its right of dissent) and (ii) following receipt of a dissenters’ notice from the Company, has demanded payment and taken such other actions required by Chapter 23B.13 of the Act (the “Dissenting Shares”) shall not be converted into or represent the right to receive any Merger Consideration pursuant to Section 2.6 or any other provision in this Agreement, and such Company Shareholder shall be entitled only to such rights as may be granted to such Company Shareholder by the Act. If after the Effective Time such Company Shareholder fails to perfect or withdraws or otherwise loses such Company Shareholder’s right of dissent, such Dissenting Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration as provided in Section 2.6.

(b) Notice of Exercise. The Company shall give Parent (i) prompt notice of any notices of intent to demand payment with respect to any shares of Company Common Stock, attempted withdrawals of such notices and any other instruments served pursuant to the Act and received by the Company relating to dissenters’ rights and (ii) subject to the provisions of Article 6, the opportunity to participate in the conduct of all negotiations and proceedings with respect to the exercise of dissenters’ rights under the Act. Except with the prior written consent of Parent, the Company shall not voluntarily make any payment with respect to the exercise of dissenters’ rights or settle or offer to settle any such demands for payment with respect to Dissenting Shares.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter delivered by the Company to Parent on the date hereof (the “Company Disclosure Letter”) (it being understood that any information set forth on one section or subsection of the Company Letter shall be deemed to apply to and qualify the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such information is relevant to such other section or subsection) section thereof, the Company represents and warrants to Parent and Merger Sub as follows:

3.1 Organization; Subsidiaries.

(a) The Company and each of its subsidiaries is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the laws of the jurisdiction of its organization and has all requisite corporate, limited liability company or other organizational, as applicable, power and authority, and all requisite qualifications to do business as a foreign corporation, limited liability company or other legal entity to conduct its business in the manner in which its business is currently being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority or qualifications would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(b) All of the subsidiaries of the Company are listed on Part 3.1(b) of the Company Disclosure Letter. Neither the Company nor any of its subsidiaries owns any capital stock of, or any equity interest of any nature in, any Person, other than the entities identified in Part 3.1(b) of the Company Disclosure Letter. The Company owns directly all of the outstanding shares of capital stock or all of the partnership or other equity interests of each of the subsidiaries listed on Part 3.1(b) of the Company Disclosure Letter. Each of the outstanding shares of capital stock of, or partnership or other equity interests in, each of the subsidiaries listed on Part 3.1(b) of the Company Disclosure Letter is owned, directly or indirectly, by the Company free and clear of all Encumbrances except for transfer restrictions imposed by applicable securities laws and neither the Company nor any nor any of its subsidiaries has any agreement or commitment to sell or transfer any of such stock or interests. Neither the Company nor any of its subsidiaries has agreed or is obligated to make any future investment in or capital contribution or loans or other advances to any other entity. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or any of its subsidiaries is a party or which are binding on any of them providing for the issuance, disposition, transfer or acquisition of any capital stock of any of the subsidiaries listed on Part 3.1(b) of the Company Disclosure Letter. Each outstanding share of capital stock of each subsidiary of the Company is duly authorized, validly issued, fully paid and nonassessable and was not issued in violation of any preemptive or similar rights.

(c) Neither the Company, nor any of its subsidiaries, has, at any time, been a general partner of any general partnership, limited partnership or other entity. Part 3.1(b) of the Company Disclosure Letter indicates the jurisdiction of organization of each entity listed therein and the Company’s direct or indirect equity interest therein.

(d) The Company has delivered or made available to Parent a true and correct copy of the articles of incorporation and bylaws of the Company and similar governing instruments of each of its subsidiaries, each as amended to date (collectively, the “Company Charter Documents”), and each such instrument is in full force and effect. Neither the Company nor any of its subsidiaries is in violation of any of the provisions of the Company Charter Documents.

3.2 Company Capitalization.

(a) The authorized capital stock of the Company consists solely of (i) 175,000,000 shares of Company Common Stock, of which there were 45,959,870 shares issued and outstanding as of the close of business on the date of this Agreement, and (ii) 20,000,000 shares of preferred stock, par value $0.0001 per share, none of which are issued or outstanding. Each outstanding share of Company Common Stock is duly authorized, validly issued, fully paid and nonassessable and was not issued in violation of any preemptive or similar rights. As of the date of this Agreement, there are no shares of Company Common Stock held in treasury by the Company.

(b) As of the date of this Agreement:

(i) 12,427,381 shares of Company Common Stock are subject to issuance pursuant to outstanding options under the Company’s 2004 Incentive Stock Option Plan, as amended; and

(ii) no shares of Company Common Stock are subject to issuance pursuant to outstanding options under the Company’s 2004 Non-Employee Director’s Stock Incentive Plan.

For purposes of this Agreement, the stock incentive plans referenced in (i) and (ii) above are referred to as the “Company Stock Plans.” Part 3.2(b) of the Company Disclosure Letter sets forth the following information with respect to each Company Stock Option outstanding as of the date of this Agreement: (i) the name of the optionee; (ii) the number of shares of Company Common Stock subject to such Company Stock Option; (iii) the exercise price of such Company Stock Option; (iv) the date on which such Company Stock Option was granted or assumed; (v) the vesting schedule of such Company Stock Option, and the extent to which such Company Stock Option is vested as of the date of this Agreement; (vi) the date on which such Company Stock Option expires; and (vii) whether the exercisability of such option will be accelerated in any way by the Transactions, and indicates the extent of any such acceleration. The Company has delivered to Parent an accurate and complete copy of the Company Stock Plans, the standard form of all stock option agreements under each of the Company Stock Plans and the option agreement for each Company Stock Option that does not conform to the standard option agreement under the respective Company Stock Plan. There are no options outstanding to purchase shares of Company Common Stock other than pursuant to the Company Stock Plans.

All shares of Company Common Stock subject to issuance as aforesaid in this Section 3.2(b), upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no Contracts of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Stock Option as a result of the Merger. There are no outstanding or authorized (a) Company Stock Awards or (b) stock appreciation, profit participation, “phantom stock” or other similar plans or Contracts with respect to the Company or any of its subsidiaries.

(c) All outstanding shares of Company Common Stock, all outstanding Company Stock Options and all outstanding shares of capital stock of each subsidiary of the Company have been issued and granted in compliance with (i) all applicable securities laws and other Applicable Law and (ii) all requirements set forth in applicable Contracts.

3.3 Obligations With Respect to Capital Stock. Except for securities the Company owns free and clear of all claims and Encumbrances, directly or indirectly through one or more subsidiaries, and except for shares of capital stock or other similar ownership interests of certain subsidiaries of the Company that are owned by certain nominee equity holders as required by the applicable law of the jurisdiction of organization of such subsidiaries, there are no equity securities of any subsidiary of the Company, or any security exchangeable or convertible into or exercisable for such equity securities, issued, reserved for issuance or outstanding. Except as set forth in Part 3.2(b) of the Company Disclosure Letter, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights) or other Contracts of any character to which the Company or any of its subsidiaries is a party or by which it is bound obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to grant, extend, accelerate the vesting of, extend the exercise period of, or enter into any such subscription, option, warrant, equity security, call, right or other Contract. Neither the Company nor any of its subsidiaries have any authorized, issued or outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the Company Shareholders have the right to vote. There are no registration rights, and except for the Voting Agreements, there is no voting trust, proxy, rights agreement, “poison pill” anti-takeover plan or other Contract to which the Company is a party or by which it is bound with respect to any equity security of any class of the Company or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries.

3.4 Authority; Non-Contravention.

(a) The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the Transactions. The execution and delivery of the Transaction Documents and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject only to the Company Shareholder Approvals and the filing of the Articles of Amendment and the Articles of Merger pursuant to the Act. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is sufficient for the Company Shareholders to approve and adopt the Articles of Amendment, this Agreement and approve the Merger, and no other approval of any holder of any securities of the Company is required in connection with the consummation of the Transactions. The Transaction Documents have been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforceability may be limited by bankruptcy and other similar laws affecting the rights of creditors generally and general principles of equity.

(b) The execution and delivery of the Transaction Documents by the Company and the Company Shareholders who are parties to the Transaction Documents, as applicable, do not, and the performance of the Transaction Documents by the Company and the Company Shareholders who are parties to the Transaction Documents, as applicable, will not, (i) conflict with or violate the Company Charter Documents, (ii) subject to obtaining the Company Shareholder Approvals and compliance with the requirements set forth in Section 3.4(c), conflict with or violate any Applicable Law, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company’s or any of its subsidiaries’ rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of the Company or any of its subsidiaries pursuant to, any Contract to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective assets are bound or affected, except, in the case of each of clauses (ii) and (iii), for any conflicts, violations, breaches, defaults, terminations, amendments, accelerations, cancellations or Encumbrances, or where the failure to obtain any consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Part 3.4(b) of the Company Disclosure Letter list all consents, waivers and approvals under any of the Company’s or any of its subsidiaries’ Contracts required to be obtained in connection with the consummation of the Transactions, that, if individually or in the aggregate not obtained, would reasonably be expected to result in a material loss of benefits to Parent or the Surviving Corporation, or a Material Adverse Effect, in each case as a result of the Merger.

(c) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity or other Person, is required to be obtained or made by the Company or any of its Affiliates in connection with the execution and delivery of the Transaction Documents or the consummation of the Merger, except for (i) the filing of the Articles of Amendment and Articles of Merger with the Secretary of State of the State of Washington and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) the filing of the Proxy Statement with the SEC in accordance with the Exchange Act, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the antitrust laws of any foreign country, and (iv) such other consents, authorizations, filings, approvals and registrations that if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.5 SEC Filings; Company Financial Statements; Internal Controls; Sarbanes-Oxley Act Compliance.

(a) SEC Filings. The Company has filed or furnished all forms, reports and documents required to be filed by the Company with the SEC since January 1, 2008 and has made available to Parent such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that the Company may file subsequent to the date hereof) are referred to herein as the “Company SEC Reports.” As of their respective dates, the Company SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the date of this Agreement by a subsequently filed Company SEC Report. None of the Company’s subsidiaries is required to file any forms, reports or other documents with the SEC.

(b) Company Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports, including each Company SEC Report filed after the date hereof until the Closing (the “Company Financials”), (i) complied or, for such subsequently filed reports, will comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, 8-K or any successor form under the Exchange Act) and (iii) fairly presented the consolidated financial position of the Company and its subsidiaries as at the respective dates thereof and the consolidated results of the Company’s and its subsidiaries’ operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. The balance sheet of the Company contained in the Company SEC Reports as of June 30, 2011 is hereinafter referred to as the “Company Balance Sheet.” Except as disclosed in the Company Financials, since the date of the Company Balance Sheet, neither the Company nor any of its Affiliates has any Liabilities required under GAAP to be set forth on a balance sheet that are, individually or in the aggregate, material to the business, results of operations or financial condition of the Company and its subsidiaries taken as a whole, except for Liabilities incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practices and Liabilities incurred in connection with this Agreement.

(c) Internal Controls. The Company and each of its subsidiaries has established and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that receipts and expenditures of the Company and its subsidiaries are being made only in accordance with authorizations of management and the Company Board, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s and its subsidiaries’ assets that could have a material effect on the Company’s financial statements.

(d) Disclosure Controls and Procedures. The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports. The Company has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board and on Part 3.5(d) of the Company Disclosure Letter (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that could adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other Employees who have a significant role in the Company’s internal controls over financial reporting. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meaning assigned to them in Public Company Accounting Oversight Board Auditing Standard 2, as in effect on the date of this Agreement.

(e) Off-balance Sheet Arrangements. Neither the Company nor any of its Affiliates is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company and any of its subsidiaries, on the one hand, and any unconsolidated Affiliate of the Company, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material Liabilities of, the Company or any of its Affiliates in the Company’s or such Affiliate’s published financial statements or other Company SEC Reports.

(f) Sarbanes-Oxley Compliance. Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, the “Sarbanes-Oxley Act”) with respect to the Company SEC Reports, and the statements contained in such certifications are true and accurate in all material respects. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Neither the Company nor any of its subsidiaries has outstanding (nor has arranged or modified since the enactment of the Sarbanes-

Oxley Act) any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of the Company or any of its subsidiaries. The Company is otherwise in compliance with all applicable provisions of the Sarbanes-Oxley Act and the rules of the OTCBB, except for any non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.6 Absence of Certain Changes or Events. Except as set forth on Part 3.6 of the Company Disclosure Letter, since the date of the Company Balance Sheet there has not been:

(a) any Material Adverse Effect;

(b) any amendment or change in the Company Charter Documents;

(c) any declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, the capital stock of the Company, or any split, combination or recapitalization of the capital stock of the Company or any direct or indirect redemption, purchase or other acquisition of any capital stock of the Company or any change in any rights, preferences, privileges or restrictions of any outstanding security of the Company;

(d) any split, combination or reclassification of any of the Company’s or any of its subsidiaries’ capital stock;

(e) any grant or issuance, or promise of any grant or issuance, of any options, warrants or other rights to acquire securities from the Company or any of its subsidiaries, directly or indirectly, or any offer, issuance or sale by the Company or any of its subsidiaries of any debt or equity securities of the Company or any of its subsidiaries, except for options to purchase Company Common Stock granted in connection with the hiring of new Employees of the Company or any of its Affiliates in the ordinary course of business, which option grants were consistent with the Company’s normal guidelines for the grant of options with respect to such positions and are reflected in Part 3.2(b) of the Company Disclosure Letter;

(f) any (i) grant of any severance (including change-of-control), termination pay or other amounts to or that has become payable to (or amendment to any existing arrangement with) any director, officer, Employee, contractor, consultant or agent of the Company or any of its Affiliates, (ii) increase in benefits payable under any existing severance (including change-of-control) or termination pay policies or employment, contractor or consulting agreements of the Company, or (iii) other change or increase in the compensation payable or to become payable to any of the directors, officers, Employees, contractors, consultants or agents of the Company or any of its Affiliates or in any bonus or pension, insurance or other benefit payment or arrangement (including stock awards, stock option grants, stock appreciation rights or stock option grants) made to or with any of such directors, officers, Employees, contractors, consultants or agents;

(g) any acceleration or release of any vesting condition to the right to exercise any option or other right to purchase or otherwise acquire any shares of the Company’s or any of its subsidiaries’ capital stock, or any acceleration or release of any right to repurchase shares of the Company’s or any of its subsidiaries’ capital stock upon a Company Shareholder’s termination of employment or services with the Company, either contingent upon the occurrence of transactions such as the Transactions or otherwise;

(h) entry by the Company or any of its subsidiaries into, or material modification, amendment or cancellation of, any Contract for the purchase, license, sale, assignment or other disposition or transfer, of any of the assets (including intangible assets), properties or goodwill of the Company or any of its subsidiaries (other than purchase orders for the sale of products or services, or non-exclusive licenses of any products of the Company or any of its subsidiaries in the ordinary course of business consistent with past practice);

(i) any material change in the manner in which the Company or any of its Affiliates extends discounts, credits or warranties to customers or otherwise deals with its customers;

(j) entry by the Company or any of its Affiliates into any Contract that by its terms requires or contemplates a current and/or future financial commitment, expense (inclusive of overhead expense) or obligation on the part of the Company or any of its Affiliates that involves in excess of $75,000.00 (other than purchase orders for the sale of products or services, or non-exclusive licenses of any products of the Company or any of its Affiliates in the ordinary course of business consistent with past practice);

(k) any payment or discharge by the Company or any of its Affiliates of any Liability of the Company or any of its Affiliates or Encumbrance on any asset or property of the Company or any of its Affiliates of an amount in excess of $75,000.00 for any Liability or Encumbrance (other than payments in the ordinary course of business consistent with past practice);

(l) any change with respect to the management, supervisory or other key personnel, contractors or agents of the Company; any termination of employment of a material number of Employees, contractors, consultants or agents; any labor dispute or claim of unfair labor practices, discriminatory practices, breaches of privacy legislation with respect to the personal information of Employees, contractors, consultants or agents or other employment-related claims involving the Company or any of its Affiliates;

(m) any damage, destruction or loss of any property or material asset of the Company or any of its Affiliates, whether or not covered by insurance;

(n) any material change by the Company in its accounting methods, principles or practices;

(o) any material revaluation by the Company or any of its Affiliates of any of their material assets, including writing off notes or accounts receivable other than in the ordinary course of business; or

(p) any agreement or commitment to do any of the foregoing.

3.7 Taxes.

(a) The Company and each of its Affiliates have timely filed all federal, provincial, state, local and foreign returns, estimates, information statements and reports (“Returns”) relating to Taxes required to be filed by or on behalf of the Company and each of its Affiliates with any Tax authority under Applicable Law, such Returns are true, correct and complete in all material respects, and the Company and each of its Affiliates have paid all Taxes required to be paid. None of the Company or any of its Affiliates is currently the beneficiary of any extension of time within which to file any Returns.

(b) The Company and each of its Affiliates have withheld and remitted all material federal, provincial, state and foreign income Taxes, Taxes pursuant to the Federal Insurance Contribution Act (“FICA”), Taxes pursuant to the Federal Unemployment Tax Act (“FUTA”) and other Taxes required to be withheld, including those required by Applicable Law, and the Company and its Affiliates have paid such Taxes to the appropriate Tax authorities by the applicable due date.

(c) There is no Tax deficiency outstanding, proposed or assessed against the Company or any of its Affiliates, nor has the Company or any of its Affiliates executed any unexpired waiver of any normal reassessment period or statute of limitations on or extending the period for the assessment or collection of any Tax.

(d) The Company has not participated in, and is not currently participating in, a reportable transaction within the meaning of Treasury Regulation 1:6011-4(b) or any transaction requiring disclosure under a corresponding or similar provision of state or local Tax law.

(e) No audit or other examination of any Return, taxation year or period of the Company or any of its Affiliates by any Tax authority is presently in progress, nor has the Company or any of its Affiliates been notified of any request for such an audit or other examination.

(f) No reassessment or adjustment relating to any Returns filed by the Company or any of its Affiliates has been proposed formally or informally by any Tax authority to the Company or any of its Affiliates or any representative thereof.

(g) Neither the Company nor any of its Affiliates has any Liability for unpaid Taxes that has not been accrued for or reserved on the Company Balance Sheet in accordance with GAAP other than any Liability for unpaid Taxes that may have accrued since the date of the Company Balance Sheet in connection with the operation of the Business in the ordinary course of business.

(h) There is no Contract to which the Company or any of its Affiliates is a party, including this Agreement and the other Transaction Documents, covering any Employee, contractor, consultant or agent that, individually or collectively, would be reasonably likely to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162 of the Code or any similar Applicable Law.

(i) There is no Contract to which the Company or any of its Affiliates is a party or by which the Company or any of its Affiliates is bound to compensate any individual for excise Taxes paid pursuant to Section 4999 of the Code or any similar Applicable Law.

(j) Neither the Company nor any of its Affiliates has filed any consent agreement under Section 341(f) of the Code or any similar Applicable Law or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company or its Affiliates.

(k) Neither the Company nor any of its Affiliates is party to or has any Liability under any Tax-sharing, Tax indemnity or Tax allocation agreement or arrangement.

(l) Except as may be required as a result of the Merger, the Company and its Affiliates have not been and will not be required to include any adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Closing.

(m) None of the Company’s or its Affiliates’ assets are tax-exempt use property within the meaning of Section 168(h) of the Code.

(n) The Company has not been distributed in a transaction qualifying under Section 355 of the Code within the last two years, nor has the Company distributed any corporation in a transaction qualifying under Section 355 of the Code within the last two years.

(o) The Company has timely filed all information returns or reports, including Forms 1099, that are required to be filed, and has accurately reported in all respects all information required to be included on such returns or reports.

(p) Neither the Company nor any of its Affiliates has incurred, has any Liability, or has assumed any Liability on behalf of a customer, for or in respect of any fees, Taxes, assessments or forfeitures due to or imposed by any communications regulatory agency in connection with the provision of any product or service by the Company or any of its Affiliates.

(q) The Company is not a party to any joint venture, partnership or other agreement or arrangement that is treated as a partnership for federal income tax purposes and does not own a single member limited liability company that is treated as a disregarded entity.

(r) The Company does not and has not had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country.

(s) Part 3.7 of the Disclosure Schedule sets forth the following information with respect to the Company and each of its subsidiaries (or, in the case of clause (i) below, with respect to each of such subsidiaries) as of the most recent practicable date (as well as on an estimated pro forma basis as of the Closing giving effect to the consummation of the Transactions): (i) the basis of the Company or any of its subsidiaries in its assets; (ii) the basis of the shareholder(s) of such subsidiary in its stock; and (iii) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign Tax or excess charitable contribution allocable to the Company or any of its subsidiaries.

3.8 Real Property and Personal Property Matters.

(a) Part 3.8 of the Company Disclosure Letter lists all real property owned by the Company or any of its Affiliates and all real property leases to which the Company or any of its Affiliates is a party and each amendment thereto that is in effect as of the date of this Agreement. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) that would give rise to a claim against the Company or any of its Affiliates.

(b) The material properties and tangible assets owned or leased by the Company and its Affiliates, or which they otherwise have the right to use, are sufficient (subject to normal wear and tear) to operate their businesses in substantially the same manner as they are currently conducted. The assets of the Company and each of its Affiliates are each in good working order, and have been maintained in accordance with prudent industry practice.

(c) The Company or one of its subsidiaries has good and marketable title to, or a valid and binding leasehold interest in, all the property and assets reflected in the Company Balance Sheet as being owned or leased by the Company or any of its subsidiaries or acquired after the date thereof that are material to the Company (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of any Encumbrances, except as reflected in the Company Financials and except for Encumbrances for Taxes not yet due and payable and such Encumbrances that are not material in character, amount or extent.

3.9 Intellectual Property.

(a) The Company (i) owns and has independently developed or (ii) has the valid right or license to all Company IP Assets. Such Company IP Assets are to the Company’s Knowledge sufficient for the conduct of the Business, and delivery and performance of this Agreement and the consummation of the Merger and the other Transactions and will not result in any termination of, or other restriction being imposed on, any such Company IP Assets. “Company-Owned IP Assets” means Company IP Assets that are owned or exclusively licensed to the Company, and “Company-Licensed IP Assets” means Company IP Assets that are not Company-Owned IP Assets.

(b) Neither the execution, delivery and performance of this Agreement nor the consummation of the Merger or the other Transactions will: (i) constitute a material breach of or default under any Company IP Rights Agreement; (ii) cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any Company IP Right or Company IP Rights Agreement; or (iii) materially alter or impair the right of the Company or the Surviving Corporation to use, possess, sell or license any Company IP Asset or portion thereof. There are no royalties, honoraria, fees or other payments payable by the Company to any Person (other than salaries payable to Employees, consultants and independent contractors not contingent on or related to use of their work product) as a result of the ownership, use, possession, license-in, sale, marketing, advertising or disposition of any Company IP Asset by the Company and none will become payable as a result of the consummation of the Transactions.

(c) Neither the use, development, manufacture, marketing, license, sale, furnishing or transfer of any product or service (including any Intellectual Property Right related thereto) currently licensed, utilized, sold, provided, furnished or transferred by the Company or currently under development by the Company violates any Contract between the Company and any other Person or infringes or misappropriates any Intellectual Property Right of any other Person.

(d) Except as set forth on Part 3.9(d) of the Company Disclosure Letter, there is no pending or threatened claim, suit, action, arbitration, dispute or other proceeding contesting the validity, ownership or right of the Company to exercise any Company IP Right nor, to the Company’s Knowledge, is there any legitimate basis for any such claim. The Company has not received any notice: (i) seeking indemnification relating to a Company IP Asset; or (ii) asserting that any Company IP Asset or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other Person, nor, to the Company’s Knowledge, is there any legitimate basis for any such assertion. The Company has not received any correspondence from any third party, offering the Company a license under such third party’s registered Intellectual Property Rights, in connection with any Company product or service.

(e) No current or former Employee, consultant or independent contractor of the Company: (i) is in material violation of any term or covenant of any Contract relating to employment, patent disclosure, invention assignment, non-disclosure or non-competition or any other Contract with any other party by virtue of such Employee’s, consultant’s or independent contractor’s being employed by, or performing services for, the Company or using trade secrets or proprietary information of others without permission; or (ii) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for the Company that is subject to any Contract under which such Employee, consultant or independent contractor has assigned, is obligated to assign or otherwise has granted or is obligated to grant to any Person (other than the Company) any rights (including Intellectual Property Rights) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work. The employment of any Employee of the Company or the use by the Company of the services of any consultant or independent contractor does not subject the Company to any Liability to any other Person for improperly soliciting such Employee, consultant or independent contractor to work for the Company, whether such Liability is based on contractual or other legal obligations to such other Person.

(f) The Company has taken all reasonably necessary and appropriate steps to protect, preserve and maintain the secrecy and confidentiality of the Company confidential information and to preserve and maintain all of the Company’s interests and proprietary rights in Company IP Assets. All current and former officers, Employees, consultants and independent contractors of the Company having access to proprietary information of the Company, their respective customers or business partners and inventions owned by the Company have executed and delivered to the Company an agreement regarding the protection of such proprietary information and the assignment of inventions to the Company (in the case of proprietary information of the Company’s customers and business partners, to the extent required by such customers and business partners), and true, correct and complete copies of all such agreements have been delivered to Parent. The Company has secured valid written assignments from all of the Company’s current and former Employees, consultants and independent contractors who were materially involved in, or who contributed to, the creation or development of any Company-Owned IP Assets, of the rights to such contributions that may be owned by such Persons or that the Company does not already own by operation of law. To the Company’s Knowledge, no current or former director, officer, Employee, consultant or independent contractor of the Company has any right, license, claim or interest whatsoever in or with respect to any Company IP Assets.

(g) Part 3.9(g) of the Company Disclosure Letter contains a true and complete list of (i) all registrations made in any and all jurisdictions throughout the world by or on behalf of the Company of any Intellectual Property Rights, and (ii) all applications, registrations, filings and other formal written governmental actions made or taken pursuant to Applicable Law by the Company to secure, perfect, protect or maintain its interest in Company IP Rights, including all patent applications, copyright applications, and applications for registration of trademarks and service marks. All registered Intellectual Property Rights held by the Company are valid, enforceable and subsisting.

(h) The Company owns all right, title and interest in and to all Company-Owned IP Assets free and clear of all Encumbrances and licenses (other than licenses and rights listed on Part 3.9(i) of the Company Disclosure Letter). The right, license and interest of the Company in and to all Company-Licensed IP Assets are free and clear of all Encumbrances and licenses (other than licenses and rights listed on Part 3.9(i) of the Company Disclosure Letter).

(i) Part 3.9(i) of the Company Disclosure Letter contains a true and complete list of (1) all Contracts as to which the Company is a party and pursuant to which any Person is authorized to use any Company IP Asset, other than a non-exclusive license of a Company IP Asset granted to the Company’s customers in the ordinary course for the purpose of enabling the provision of the Company’s services to such customers, and (2) all Contracts as to which the Company is a party and pursuant to which the Company is authorized to use any Intellectual Property Right owned by any Person other than the Company (other than non-exclusive object code licenses of software generally available to the public at a per copy license fee of less than $500.00).

(j) Neither the Company nor any other Person acting on its behalf has disclosed or delivered to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Company Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure or delivery by the Company or any Person acting on their behalf to any Person of any Company Source Code. Part 3.9(j) of the Company Disclosure Letter identifies each Contract pursuant to which the Company has deposited, or is or may be required to deposit, with an escrowholder or any other Person, any Company Source Code, and describes whether the execution of this Agreement or the consummation of the Merger or any of the other Transactions, in and of itself, would reasonably be expected to result in the release from escrow of any Company Source Code.

(k) To the Company’s Knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any Company IP Asset by any Person, including any Employee. The Company has not agreed to indemnify any Person for any infringement or misappropriation of any Intellectual Property Right of any Person by any product or service that has been (i) sold, supplied, marketed, distributed, used, transferred or provided by the Company or (ii) licensed or leased to any Person.

(l) All software developed by or for the Company and licensed by the Company to customers, all other products sold, licensed, leased or delivered by the Company to customers and all services provided by or through the Company to customers on or prior to the Closing Date (i) conform in all material respects to applicable contractual commitments, express and implied warranties, product specifications and product documentation and to any representations provided to customers and (ii) are scalable to allow each such customer to use such software and services for an unlimited number of users without any degradation of performance. The Company has no Liability (and, to the Company’s Knowledge, there is no legitimate basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Company giving rise to any Liability relating to the foregoing agreements) for replacement or repair thereof or other damages in connection therewith in excess of any reserves therefor reflected on the Company Balance Sheet. The Company has provided Parent with all documentation and notes relating to the testing of the Company’s software products and plans and specifications for software products currently under development by the Company.

(m) No (i) government funding, (ii) facilities of a university, college, other educational institution or research center, or (iii) funding from any Person (other than funds received in consideration for the Company Common Stock) was used in the development of the computer software programs, applications or other products owned by the Company. No current or former Employee, consultant or independent contractor of the Company who was involved in, or who contributed to, the creation or development of any Company IP Asset, has performed services for the government, any university, college or other educational institution or any research center during a period of time during which such Employee, consultant or independent contractor was also performing services for the Company. No university, college, other educational institution or research center has any right, title or interest in or to any Company IP Right.

(n) Except as set forth on Part 3.9(n) of the Company Disclosure Letter, no Public Software forms part of the Company IP Asset or was or is used in connection with the development of any Company IP Asset, is incorporated in whole or in part, or has been distributed, in whole or in part, in conjunction with any Company IP Asset or Company product.

(o) All software developed by the Company and licensed to any third party and all other products manufactured, sold, licensed, leased or delivered by the Company to third parties, and all services provided by the Company to third parties on or prior to the Closing Date, conform in all material respects (to the extent required in contracts with such third parties) to applicable contractual commitments, express and implied warranties, product specifications and product documentation and to any representations provided to such third parties, and the Company does not have any material Liability (and, to the Company’s Knowledge, there is no legitimate basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Company giving rise to any material Liability) for replacement or repair thereof or other damages in connection therewith in excess of any reserves therefor set forth on the Company Balance Sheet. The Company has no obligations with respect to any product or service to deliver any new or additional functionalities, versions, ports or products, or to perform any additional services, except for (i) maintenance and support obligations incurred in the ordinary course of business and consistent with past practices, made available on substantially similar terms to all customers who have obtained substantially similar products or services, and (ii) future consulting service or license obligations incurred in the ordinary course of business with respect to prior consulting engagements, and not resulting from the failure of any products licensed or sold or services rendered by the Company to comply in a material respect with any applicable commitments, specifications or warranties, and (iii) obligations that are reflected in reserves on the Company Balance Sheet identified to the future obligation(s) in question. The Company has good commercial working relationships with its customers and suppliers. The Company has taken such actions as are necessary or appropriate to document the operation, features and functionality of any software found in the Company’s products or used by the Company in the performance of services, and any software used in the development, compilation, maintenance and support of the Company’s products and services, such that the materials comprising such software, including the Source Code and documentation, have been written in a clear and professional manner so that they may be understood, modified and maintained in an efficient manner by reasonably competent programmers.

3.10 Compliance with Laws.

(a) Neither the Company nor any of its Affiliates is in conflict with, or in default or in violation of, any Applicable Law except for such conflicts, defaults or violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No investigation or review by any Governmental Entity is pending or, to the Company’s Knowledge, has been threatened against the Company or any of its Affiliates, nor, to the Company’s Knowledge, has any Governmental Entity indicated an intention to conduct an investigation of the Company or any of its Affiliates. There is no Applicable Law binding upon the Company or any of its Affiliates that has or could reasonably be expected to have the effect of prohibiting or materially impairing any material business practice of the Company or any of its Affiliates, or any acquisition of property by the Company or any of its Affiliates.

(b) The Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from Governmental Entities that are material to or required for the ongoing operation of the Business (collectively, the “Company Permits”), and are in material compliance with the terms of the Company Permits.

3.11 Litigation. Except as accurately and completely listed on Part 3.11 of the Company Disclosure Letter, there are no claims, suits, actions or proceedings pending or, to the Knowledge of the Company, threatened against, relating to or affecting the Company or any of its Affiliates, before any Governmental Entity or any arbitrator. No Governmental Entity has at any time challenged or questioned in a writing delivered to the Company or filed in any legal proceeding or otherwise the legal right of the Company or any of its Affiliates to conduct the Business. As of the date hereof, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, cause or provide a bona fide basis for a director or officer of the Company or any of its Affiliates to seek indemnification from the Company or any of its Affiliates and no such director or officer is currently seeking indemnification from the Company or any of its Affiliates.

3.12 Employee Benefit Plans and Labor Matters.

(a) Definition of Affiliate. For purposes of this Section 3.12 only, “Affiliate” means any other Person under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder.

(b) Schedule. Part 3.12 of the Company Disclosure Letter contains an accurate and complete list of each Company Employee Plan and each Employee Agreement. Neither the Company nor any of its Affiliates have any plan or commitment to establish any new Company Employee Plan, modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any Applicable Law, in each case as previously disclosed to Parent in writing, or as required by this Agreement) or enter into any Company Employee Plan or Employee Agreement, nor do they have any intention or commitment to do any of the foregoing.

(c) Documents. The Company has provided to Parent: (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including all amendments thereto and written interpretations thereof; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the most recent annual report (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code or any other similar Applicable Law in connection with each Company Employee Plan or related trust; (iv) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets and copies of all applicable trust documents and any amendments; (v) the most recent summary plan description together with the summary of material modifications thereto, if any, required under ERISA or any other Applicable Law with respect to each Company Employee Plan; (vi) all determination, opinion, notification and advisory letters, and rulings from the IRS or other similar Governmental Entity relating to Company Employee Plans and copies of all applications and correspondence to or from the IRS or the DOL or any other similar Governmental Entity with respect to any Company Employee Plan; (vii) all material written agreements and contracts relating to each Company Employee Plan, including, but not limited to, insurance policies, bonds, administrative service agreements, group annuity contracts and group insurance contracts; (viii) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any material Liability to the Company or its Affiliates; and (ix) all registration statements and prospectuses prepared in connection with each Company Employee Plan.

(d) Employee Plan Compliance. (i) (A) the Company or one of its Affiliates has performed in all material respects all obligations required to be performed by the Company or its Affiliates under, and (B) neither the Company nor any of its Affiliates is in default or violation of, or has Knowledge of any default or violation by any other party to, each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all Applicable Law, including but not limited to ERISA or the Code; (ii) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination letter from the IRS with respect to each such Company Employee Plan as to its qualified status under the Code, ERISA and the Uruguay Round Agreements Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Small Business Job Protection Act of 1996 and the Taxpayer Relief Act of 1997 (collectively referred to as “GUST”), or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a determination letter and make any amendments necessary to obtain a favorable determination and no event has occurred which would adversely affect the status of such determination letter or the qualified status of such Company Employee Plan; (iii) no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan; (iv) there are no actions, suits or claims pending, or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan; (v) each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without Liability to Parent, the Company or any of its Affiliates (other than ordinary administration expenses typically incurred in a termination event); (vi) there are no audits, inquiries or proceedings pending or, to the Knowledge of the Company, threatened by the IRS or DOL or any other similar Governmental Entity with respect to any Company Employee Plan; (vii) neither the Company nor any Affiliate is subject to any penalty or Tax with respect to any Company Employee Plan under Section 402(i) of ERISA or Sections 4975 through 4980 of the Code; and (viii) all contributions due from the Company or any Affiliate with respect to any of the Company Employee Plans have been timely made as required, including as required under ERISA or the Code, and all Liabilities have been accrued on the Company Balance Sheet, as applicable. All filings and reports as to each Company Employee Plan required to have been submitted to the IRS or the DOL or similar Governmental Entity have been duly submitted.

Each Company Employee Plan has been administered in accordance with its terms and Applicable Law, including ERISA and the Code. With respect to the Company Employee Plans, no event has occurred and, to the Knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company or any Affiliate of the Company could be subject to any material Liability (other than for routine benefit Liabilities) under the terms of, or with respect to, such Company Employee Plans, ERISA, the Code or any other Applicable Law.

(e) Pension Plans. Neither the Company nor any Affiliate does now, or has ever, maintained, established, sponsored, participated in, or contributed to, any Pension Plan that is subject to Title IV of ERISA or Section 412 of the Code or any similar Applicable Law.

(f) Multiemployer Plans. At no time has the Company or any of its Affiliates contributed to or been requested to contribute to any Multiemployer Plan.

(g) No Post-Employment Obligations. Except as set forth on Part 3.12(g) of the Company Disclosure Letter, no Company Employee Plan or Employment Agreement provides, or has any Liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any Person for any reason, except as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Family Medical Leave Act of 1993, as amended (“FMLA”), the Americans with Disabilities Act of 1990, as amended (“ADA”), the Health Insurance Portability and Accountability Act of 1996, as amended (“HIPAA”), and the Women’s Health and Cancer Rights Act of 1998 (“WHCRA”), and the regulations thereunder or other applicable statute or has any Liability under the Worker Adjustment and Retraining Notification Act, as amended (“WARN”) or the California Worker Adjustment and Retraining Notification Act, as amended, or any similar Applicable Law, and neither the Company nor its Affiliates has ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other Person that such Employee(s) or other Person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefit, except to the extent required by statute.

(h) COBRA; FMLA. The group health plans (as defined in Section 4980B(g) of the Code or any similar Applicable Law) that benefit Employees of the Company or its Affiliates are in compliance, in all material respects, with the continuation coverage requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA, ADA, HIPPA, WHCRA and FMLA, and the regulations thereunder, as such requirements affect Company, its Affiliates and its Employees. As of the Closing Date, there will be no material outstanding, uncorrected violations under COBRA or any similar Applicable Law, with respect to any of the Company’s Employee Plans, covered Employees or qualified beneficiaries.

(i) Effect of Transaction. The execution of this Agreement and the consummation of the Transactions will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance (including change-of-control) pay or otherwise), acceleration, forgiveness of indebtedness, extension of the exercise period, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee. No payment or benefit that will or may be made by the Company or its Affiliates with respect to any Employee as a result of the Transactions will be characterized as an “excess parachute payment,” within the meaning of Section 280G(b)(1) of the Code or will be treated as a nondeductible expense within the meaning of Section 162 of the Code.

(j) Employment Matters. Part 3.12(j) of the Company Disclosure Letter contains a true and complete list of the names and salaries of, and bonus arrangements and change-in-control provisions with, all current Employees, contractors, consultants and agents. The Company and each of its Affiliates: (i) is in compliance in all respects with all Applicable Law respecting employment, employment practices, terms and conditions of employment or Contracts as the case may be, privacy of personal information and wages and hours, in each case, with respect to its respective Employees, contractors, consultants and agents; (ii) has withheld all amounts required by law or by Contract to be withheld from the wages, salaries and other payments to Employees; (iii) has properly classified independent contractors, consultants and agents for purposes of federal and applicable state or provincial Tax laws, laws applicable to employee benefits or Contracts and other Applicable Law; (iv) is not liable for any arrears of wages, payments or any Taxes or any penalty for failure to comply with any of the foregoing; and (v) is not liable for any material payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees, contractors, consultants or agents (other than routine payments to be made in the normal course of business and consistent with past practice and Applicable Law). There are no pending, or, to the Company’s Knowledge, threatened or reasonably anticipated claims or actions against the Company or any of its Affiliates under any worker’s compensation, law, rule or policy or under any long-term disability policy. To the Company’s Knowledge, no Employee, contractor, consultant or agent of the Company or any of its Affiliates has violated any employment or other Contract (as the case may be), nondisclosure agreement, non-solicitation agreement or noncompetition agreement by which such Employee, contractor, consultant or agent is bound due to such Employee, contractor, consultant or agent being employed or engaged by the Company or any of its Affiliates and disclosing to the Company or any of its Affiliates or using trade secrets or proprietary information of any other Person. To the Company’s Knowledge, no Employees, contractors, consultants or agents of the Company or any of its Affiliates are in violation of any term or condition of any employment or other Contract, patent disclosure agreement, non-solicitation agreement, noncompetition agreement or any restrictive covenant to a former employer or supplier relating to the right of any such Employee, contractor, consultant or agent to be employed or engaged by the Company or any of its Affiliates because of the nature of the Business or to the use of trade secrets or proprietary information of others. All consultants, independent contractors and other individuals providing services to the Company in a similar capacity have been properly classified and treated by the Company in accordance with the provisions of Applicable Laws, and the Company has no direct or indirect, actual or potential, Liability with respect to any obligations that may arise from any type of misclassification of any Person as a consultant or an independent contractor rather than as an employee, or with respect to any Person whose services are contracted or leased from another employer.

(k) Labor. No work stoppage or labor strike against the Company or any of its Affiliates is pending, threatened or reasonably anticipated. To the Knowledge of the Company, there are no activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the Knowledge of the Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, contractor, consultant or agent, including charges of unfair labor practices or discrimination complaints, that, if adversely determined, would, individually or in the aggregate, result in any Liability to the Company or any of its Affiliates. Neither the Company nor any of its Affiliates has engaged in any unfair or discriminatory labor practices within the meaning of the National Labor Relations Act or any similar Applicable Law. Neither the Company nor any of its Affiliates is presently, nor has been in the past, a party to, or bound by, any collective bargaining agreement or union Contract with respect to their Employees, contractors, consultants and agents and no collective bargaining agreement is being negotiated by the Company or any of its Affiliates.

(l) Parachute Payments to Disqualified Individuals. To the Knowledge of the Company, no payment or other benefit, and no acceleration of the vesting or payment of any options, payment or other benefits, will, as a direct or indirect result of the Transactions, be (or under Section 280G of the Code be presumed to be) to a “disqualified individual” (as those terms are defined in Section 280G of the Code) with respect to the Company without regard to whether such payment or acceleration is reasonable compensation for personal service performed be performed in the future.

(m) Taxation under 409A. No Company Employee Plan or Employee Agreement triggers the imposition of penalty Taxes under Section 409A of the Code. Each Company Employee Plan or Employee Agreement that is subject to Section 409A of the Code has been operated in compliance with Section 409A of the Code since January 1, 2005, based upon a good faith, reasonable interpretation of (i) Section 409A of the Code and (ii) official guidance issued thereunder, including the proposed and final Treasury Regulations, IRS Notice 2005-1 and all subsequent IRS guidance under Section 409A of the Code. Each Company Employee Plan or Employee Agreement that is subject to Section 409A of the Code has, since December 31, 2008 (or if later, the original effective date of such plan or agreement), complied in form and operation with the final Treasury Regulations issued under Section 409A of the Code. The Company is not obligated to make reimbursement or gross-up payments to any Person in respect to any penalty Taxes under Section 409A of the Code.

3.13 Environmental Matters.

(a) (i) Except for matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect, each of the Company and its Affiliates is, and has been, in compliance with all Applicable Laws, and neither the Company nor any of its Affiliates has received any (A) communication alleging that the Company or such Affiliate is in violation of, or may have Liability under, any Applicable Law or (B) currently outstanding written request by any Governmental Entity for information pursuant to any Applicable Law; (ii) (A) each of the Company and its subsidiaries possesses and is in compliance in all material respects with all permits required under Applicable Laws (“Environmental Permits”) for the conduct of its operations, (B) all such Environmental Permits are valid and in good standing and (C) neither the Company nor any of its Affiliates has been advised in writing by any

Governmental Entity of any actual or potential change in any material respect in the status or terms and conditions of any such Environmental Permit; (iii) there are no material Environmental Claims pending or, to the Knowledge of the Company, threatened against the Company or any of its Affiliates; (iv) there has been no release of or actual or alleged exposure to any Hazardous Material that is reasonably likely to form the basis of any material environmental claim against the Company or any of its Affiliates; (v) neither the Company nor any of its Affiliates has retained or assumed, either contractually or by operation of law, any liabilities or obligations that are reasonably likely to form the basis of any material environmental claim against the Company or any of its Affiliates; (vi) there are no underground or aboveground storage tanks, generators or known or suspected asbestos-containing materials on, at, under or about any property owned, operated or leased by the Company or any of its Affiliates; (vii) neither the Company nor any of its Affiliates stores, generates or disposes of Hazardous Materials (excluding office, cleaning or similar supplies used in the ordinary course of the Company’s or any of its Affiliates’ operations) at, on, under, about or from property owned or leased by the Company or any of its Affiliates; and (viii) there are no past or present events, conditions, circumstances, activities, practices, incidents, actions or plans that are reasonably likely to form the basis of a material Environmental Claim against the Company or any of its Affiliates. The Company is not aware of any fact or circumstance that could involve the Company or any of its Affiliates in any environmental litigation or impose upon the Company or any of its Affiliates any environmental Liability.

(b) For all purposes of this Agreement, “Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, judgments, demands, directives, claims, liens, investigations, proceedings or written or oral notices of noncompliance or violation by or from any Person alleging Liability of any kind or nature.

3.14 Certain Contracts. Part 3.14 of the Company Disclosure Letter sets forth a list of each of the following Contracts to which the Company or any of its Affiliates is a party or by which the Company or any of its Affiliates or any of the Company’s or any of its Affiliates’ assets or properties is bound:

(a) any Contract providing for payments (whether fixed, contingent or otherwise) by or to the Company in an annual aggregate amount of $25,000.00 or in an aggregate amount of $50,000.00 or more over the duration of the Contract;

(b) any Contract providing for the development of any software, content (including textual content and visual, photographic or graphics content), technology or intellectual property for (or for the benefit or use of) the Company, or providing for the purchase or license of any software, content (including textual content and visual or graphics content), technology or intellectual property to (or for the benefit or use of) the Company, which software, content, technology or intellectual property is in any manner used or incorporated (or is contemplated by the Company to be used or incorporated) in connection with any aspect or element of any product, service or technology of the Company (other than software generally available to the public at a per copy license fee of less than $500.00 per copy);

(c) any distribution, marketing, sales representative or similar Contract under which any third party is authorized to sell, sublicense, lease, distribute, market or take orders for any product, service or technology owned, marketed, licensed or provided by the Company or any of its Affiliates;

(d) any joint venture or partnership Contract, any Contract relating to a limited liability company or any other Contract that has involved, or is reasonably expected to involve, a sharing of profits, expenses or losses with any other party;

(e) any Contract for the future purchase, sale, license, provision or manufacture of products, materials, supplies, equipment or services requiring payment to or from the Company or any of its Affiliates in an amount in excess of $25,000.00 per annum or in an aggregate amount of $50,000.00 or more over the duration of the Contract that is not terminable by the Company or its Affiliate on sixty (60) or fewer days notice without cost or other Liability to the Company or its Affiliate;

(f) any Contract in which the Company or any of its Affiliates has granted or received most favored customer pricing provisions, exclusive sales, distribution, marketing or on-line distribution rights, rights of refusal, rights of first negotiation or similar rights with respect to any product, service, technology or Company IP Asset that is now or hereafter owned by it, provided to the Company or any of its Affiliates or provided by the Company or any of its Affiliates;

(g) any Contract for or relating to the employment of any director, officer, Employee or consultant of the Company or any other type of Contract with any officer, Employee or consultant of the Company that is not immediately terminable or assignable by the Company without cost or other Liability;

(h) any indenture, mortgage, trust deed, promissory note, loan agreement, security agreement, guarantee or other Contract for the borrowing of money or extension of a line of credit or for a leasing transaction of a type required to be capitalized in accordance with GAAP;

(i) any Lease or other Contract under which the Company or any of its Affiliates is lessee of or holds or operates any items of tangible personal property or real property owned by any third party providing for annual payments (whether fixed, contingent or otherwise) by the Company in the aggregate amount of $25,000.00 or more;

(j) any Contract that restricts the Company or any of its Affiliates from engaging in any aspect of the Business; from participating or competing in any line of business or market; from freely setting prices for the Company’s products, services or technologies (including most favored customer pricing provisions); from engaging in any business in any market or geographic area; or from soliciting potential Employees, consultants, contractors or other suppliers or customers;

(k) any Contract (i) relating to Company IP Rights, or (ii) providing for the license, transfer assignment or grant of Company IP Assets to the Company or any of its Affiliates;

(l) any Contract relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of capital stock or other securities of the Company or any options, warrants or other rights to purchase or otherwise acquire any such shares of capital stock, other securities or options, warrants or other rights therefor, except for those Contracts conforming to the standard agreements under the Company Stock Plans;

(m) any Contract with any labor union or union organizer;

(n) any agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the Liabilities of any other Person;

(o) any Contract currently in force relating to the disposition or acquisition by the Company or any of its Affiliates after the date of this Agreement of a material amount of assets not in the ordinary course of business, or pursuant to which the Company or any of its Affiliates has any material ownership or participation interest in any Person other than Company’s Affiliates;

(p) any Contract granting to a third party and power of attorney to act on behalf of the Company or any of its Affiliates;

(q) any Contract with any Affiliate of the Company; or

(r) any other Contract that is material to the Business or the assets of the Company.

A true and complete copy of each Contract required by these subsections (a) through (r) of this Section 3.14 to be listed on Part 3.14 of the Company Disclosure Letter (such Contracts being hereinafter collectively referred to as the “Company Material Contracts”) has been provided to Parent. The Company is not, nor to the Company’s Knowledge is any other party, in breach or violation of, or default under, any Company Material Contract. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, (i) result in a violation or breach by the Company, or, to the Company’s Knowledge, by any counterparty, of any of the provisions of any Company Material Contract, (ii) to the Company’s Knowledge, give any third party, the right to (A) declare a default or exercise any remedy under any Company Material Contract, (B) a material refund, rebate, chargeback or penalty under any Company Material Contract, (C) accelerate the maturity or performance of any obligation of the Company under any Company Material Contract, or (D) cancel, terminate or modify any Company Material Contract. The Company has not received any written notice regarding any actual or possible violation or breach of, or default under, any Company Material Contract. The Company has no Liability for renegotiation of United States government contracts or subcontracts, if any.

3.15 Customers and Suppliers. Part 3.15 of the Company Disclosure Letter sets forth a true, correct and complete list of (a) the top twenty purchasers of the Company’s and its subsidiaries’ products and services, determined by reference to consolidated sales revenues during the twelve months ended April 30, 2011, and (b) the Company’s and its subsidiaries’ top twenty suppliers (vendors), determined by reference to consolidated payments made to all suppliers during the twelve months ended April 30, 2011. Since January 31, 2011, no party accounting for two percent (2%) or more of the Company’s consolidated sales revenues or expenses has canceled or otherwise terminated its relationship with the Company or its Affiliates, decreased or limited materially its purchases from, or sales to, the Company and its Affiliates during the twelve months ended April 30, 2011 or has given written notice that it intends to take any such action.

3.16 Brokers’ and Finders’ Fees. Except for fees payable to Headwaters BD LLC pursuant to an engagement letter dated October 6, 2010, a copy of which has been provided to Parent, the Company has not incurred, nor will it incur, directly or indirectly, any Liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or the Transactions.

3.17 Insurance. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies have been paid and the Company and its Affiliates are otherwise in compliance in all material respects with the terms of such policies and bonds. To the Knowledge of the Company, there has been no threatened termination of, or material premium increase with respect to, any such policies.

3.18 Disclosure. The information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement to be filed with the SEC in connection with the solicitation of proxies from Company Shareholders to consider the Company Shareholder Approvals (the “Proxy Statement”) shall not, on the date the Proxy Statement is mailed to Company Shareholders, at the time of the Company Shareholder Meeting, or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. The Proxy Statement will comply as to form in all respects with the provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub that is contained in any of the foregoing documents.

3.19 Board Approval. The Company Board has, as of the date of this Agreement: (i) approved the Merger as a “significant business transaction” as provided in Section 23B.19.040 of the Act; (ii) approved the Amendment to the Articles and recommends approval by the Company Shareholders; (iii) determined that the Merger is fair to, and in the best interests of the Company and the Company Shareholders, and has approved this Agreement and the other Transactions; and (iv) declared the advisability of the Merger and the other Transactions to the Company Shareholders and recommends that the Company Shareholders approve and adopt this Agreement and approve the Merger and the other Transactions.

3.20 Fairness Opinion. The Company Board has received a written opinion from Vantage Point Advisors, Inc., dated as of the date hereof, to the effect that, as of the date hereof, the consideration to be received by the Company Shareholders in the Merger is fair to the Company Shareholders from a financial point of view, and has delivered to Parent a copy of such opinion.

3.21 Takeover Provisions.

(a) No “fair price,” “merger moratorium,” “control share acquisition” or similar anti-takeover statute or regulation (“Takeover Statute”), including Section 23B.19 of the Act is applicable to the Merger or any other Transaction, except for such statutes or regulations as to which all necessary action has been taken by the Company and the Company Board to permit the consummation of the Merger and the other Transactions in accordance with the terms hereof.

(b) The Company does not have any shareholder rights plan in effect.

3.22 Related Party Transactions. Except as set forth on Part 3.22 of the Company Disclosure Letter, no executive officer or director of the Company or any of its subsidiaries or any Person owning five percent (5%) or more of the shares of Company Common Stock (or any of such Person’s immediate family members or Affiliates or associates) is a party to any Contract with or binding upon the Company or any of its subsidiaries or any of their respective assets, rights or properties or has any interest in any property owned by the Company or any of its subsidiaries or has engaged in any transaction with any of the foregoing within the last twelve (12) months.

3.23 Competition Act. The aggregate value of the assets of the Company, including its subsidiaries, and the annual gross revenues from sales in or from Canada generated from those assets do not exceed, in either case, C$73 million as determined pursuant to subsection 110 of the Competition Act (Canada), as amended, and the regulations thereto.

3.24 Full Disclosure. All representations and warranties of the Company in this Agreement and all statements in the Company Disclosure Letter are complete and correct in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are made.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

In order to induce the Company to enter into this Agreement, Parent and Merger Sub represent and warrant to the Company as follows:

4.1 Organization of Parent and Merger Sub.

(a) Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to conduct its business in the manner in which its business is currently being conducted.

(b) Parent has delivered or made available to the Company a true and correct copy of the certificate of incorporation and bylaws of Parent and the articles of incorporation and bylaws of Merger Sub, each as amended to date (collectively, the “Parent Charter Documents”), and each such instrument is in full force and effect. Neither Parent nor Merger Sub is in violation of any of the provisions of the Parent Charter Documents.

4.2 Authority; Non-Contravention.

(a) Each of Parent and Merger Sub has all requisite corporate power and authority to enter into the Transaction Documents and to consummate the Transactions. The execution and delivery of the Transaction Documents and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, subject only to the filing of the Articles of Merger pursuant to the Act. The Transaction Documents have been duly executed and delivered by each of Parent and Merger Sub, as applicable, and, assuming the due authorization, execution and delivery by the Company, constitute the valid and binding obligations of Parent and Merger Sub, respectively, enforceable against Parent and Merger Sub in accordance with their terms, except as enforceability may be limited by bankruptcy and other similar laws affecting the rights of creditors generally and general principles of equity.

(b) The execution and delivery of the Transaction Documents by each of Parent and Merger Sub, as applicable, does not, and the performance of the Transaction Documents by Parent and/or Merger Sub will not, (i) conflict with or violate the Parent Charter Documents, (ii) subject to compliance with the requirements set forth in Section 4.2(c), conflict with or violate any Applicable Law, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Parent’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of Parent or Merger Sub pursuant to, any Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective assets are bound or affected, except, in the case of each of clauses (ii) and (iii), for any conflicts, violations, breaches, defaults, terminations, amendments, accelerations, cancellations or Encumbrances, or where the failure to obtain any consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent’s and Merger Sub’s ability to consummate the Transactions.

(c) No consent, approval, order or authorization of, or registration with any Governmental Entity is required to be obtained or made by Parent or Merger Sub in connection with the execution and delivery of the Transaction Documents or the consummation of the Merger, except for (i) the filing of the Articles of Merger with the Secretary of State of the State of Washington, (ii) the filing of a Schedule 13D with regard to the Voting Agreements in accordance with the Exchange Act, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the antitrust laws of any foreign country, and (iv) such other consents, authorizations, filings, approvals and registrations that if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent’s and Merger Sub’s ability to consummate the Transactions.

ARTICLE 5

CONDUCT PRIOR TO THE EFFECTIVE TIME

5.1 Conduct of Business by the Company. During the period from the date of this Agreement and continuing until the earlier of (x) the termination of this Agreement pursuant to its terms or (y) the Effective Time, the Company and each of its subsidiaries shall, except to the extent that Parent shall otherwise consent in writing, carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance in all material respects with Applicable Law, pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and Employees and (iii) preserve its relationships with customers, suppliers, licensors, licensees and others with which it has business dealings. The Company will promptly notify Parent of any material event involving its business, operations or financial condition.

5.2 Certain Actions. In addition, without limiting the generality of Section 5.1, except as expressly contemplated by this Agreement or except as set forth in Part 5.2 of the Company Disclosure Letter, without the prior written consent of Parent, during the period from the date of this Agreement and continuing until the earlier of (x) the termination of this Agreement pursuant to its terms or (y) the Effective Time, the Company shall not do any of the following and shall not permit its subsidiaries to do any of the following:

(a) terminate, waive or fail to exercise any stock repurchase rights by which Company Common Stock may be repurchased for a per share price of less than $0.268, accelerate, amend or change the period of exercisability of options to purchase Company Common Stock or restricted Company Common Stock, or reprice any outstanding options to purchase Company Common Stock or authorize cash payments in exchange for any options to purchase Company Common Stock;

(b) grant, pay or agree to grant or pay any severance (including change-of-control) or termination pay or other amounts to any Employee, contractor, consultant or agent (except (i) pursuant to written agreements in effect, or policies existing, on the date hereof with respect to which the aggregate amount payable thereunder does not exceed $50,000, (ii) as disclosed in Part 3.12 of the Company Disclosure Letter or (iii) as required by Applicable Law), or increase the amount of any such pay or amounts, or adopt any new severance (including change-of-control) plan;

(c) transfer or license to any Person or otherwise extend, amend or modify in any material respect any Company IP Rights, other than non-exclusive licenses in the ordinary course of business and consistent with past practice;

(d) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock of the Company or split, combine or reclassify any capital stock of the Company or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(e) purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of the Company or its subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any Employee pursuant to stock option or purchase agreements in effect on the date hereof;

(f) issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock or any securities convertible into shares of capital stock of the Company, or subscriptions, rights, warrants or options to acquire any shares of capital stock of the Company or any securities convertible into shares of capital stock of the Company, or enter into other Contracts of any character obligating it to issue any such shares or convertible securities, other than the issuance, delivery and/or sale of shares of Company Common Stock pursuant to the exercise of Company Stock Options outstanding as of the date of this Agreement;

(g) cause, permit or propose any amendments to the Company Charter Documents other than the Articles of Amendment;

(h) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any Person; or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to the Business or enter into any material joint ventures, strategic relationships or alliances;

(i) sell, lease, license, encumber or otherwise dispose of any properties or assets; provided, that the foregoing shall not prohibit the Company and its subsidiaries from selling, leasing, licensing, encumbering or otherwise disposing of equipment in the ordinary course of business consistent with past practice;

(j) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its subsidiaries, enter into any “keep well” or other Contract to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

(k) adopt or amend any employee benefit plan or employee stock purchase or employee stock option plan, or enter into any employment or contractor Contract or collective bargaining Contract (excluding, for the avoidance of doubt only, the provision of offer letters to Employees in the ordinary course of business consistent with past practice with Employees who are terminable “at will” or in accordance with the minimum requirements of Applicable Law), pay any special bonus or special remuneration or offer any retention plans or payments or change-in-control plans or payments to any director, Employee, contractor, consultant or agent, make any loan or provide any advance to any director, Employee, contractor, consultant or agent, or increase the salaries or wage rates or fringe benefits (including rights to severance (including change-of-control) or indemnification) of its directors, Employees, contractors, consultants or agents other than in the ordinary course of business, consistent with past practice, or change in any material respect any management policies or procedures;

(l) make any material capital expenditures outside of the ordinary course of business or outside of the budget previously provided to Parent;

(m) fail to collect account receivables and pay account payables, or to otherwise manage working capital, in the ordinary course of business consistent with past practice;

(n) enter into, materially modify, amend or terminate any Company Material Contract or waive, release or assign any material rights or claims thereunder;

(o) enter into any Contract with regard to the acquisition or licensing of any material Intellectual Property Rights other than licenses, distribution Contracts or other similar Contracts entered into in the ordinary course of business consistent with past practice;

(p) materially revalue any of its assets or, except as required by GAAP, make any change in accounting methods, principles or practices;

(q) engage in any action with the intent to directly or indirectly adversely impact any of the Transactions, including with respect to any Takeover Statute;

(r) without limiting the foregoing, take any action or fail to take any action reasonably within the Company’s control, that would cause any representation or warranty of the Company to cease to be true and accurate as of the Closing as though then first made;

(s) except with respect to Intellectual Property Rights (which are addressed in subsection (t) below), settle any claim, suit, action, arbitration, dispute or other proceeding (or related series thereof) (i) that involves, or would reasonably be expected to have an adverse effect on, any material assets or operations of the Company or (ii) by making one or more payments or transferring other consideration valued in excess of $50,000;

(t) settle any claim, suit, action, arbitration, dispute or other proceeding directly or indirectly relating to any Intellectual Property Rights; or

(u) agree in writing or otherwise commit or negotiate to take any of the actions described in Section 5.2(a) through (t) above.

ARTICLE 6

ADDITIONAL AGREEMENTS

6.1 Proxy Statement.

(a) As promptly as practicable following the date hereof, the Company shall prepare and file the Proxy Statement with the SEC and in any event not later than 30 days after the date hereof. Subject to Section 6.4(b), the Proxy Statement shall include the recommendation of the Company Board in favor of approval and adoption of the Articles of Amendment, this Agreement and the Transactions. The Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company Shareholders, as promptly as practicable after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement.

(b) Each of the Company and Parent shall provide the other parties and their respective counsel with (i) any comments or other communications, whether written or oral, that such party or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response to those comments.

(c) No amendment or supplement to the Proxy Statement will be made by the Company without the approval of Parent, which approval shall not be unreasonably withheld or delayed; provided, that with respect to documents filed by the Company that are incorporated by reference in the Proxy Statement, this right of approval shall apply only with respect to information relating to Parent or its business, financial condition or results of operations; and provided, further, that the Company, in connection with an Adverse Recommendation Change, may amend or supplement the Proxy Statement (including by incorporation by reference) pursuant to an amendment or supplement to the Proxy Statement (including by incorporation by reference) to the extent it contains (i) an Adverse Recommendation Change, (ii) a statement of the reasons of the Company Board for making such Adverse Recommendation Change and (iii) additional information reasonably related to the foregoing. The Company will advise Parent, promptly after it receives notice thereof, of any request by the SEC for amendment of the Proxy Statement. If, at any time prior to the Effective Time, Parent or the Company discovers any information relating to any party, or any of their respective Affiliates, officers or directors, that should be set forth in an amendment or supplement to the Proxy Statement, so that none of those documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements in any such document, in light of the circumstances under which they were made, not misleading, the party that discovers that information shall promptly notify the other party and an appropriate amendment or supplement describing that information shall be promptly filed with the SEC and, to the extent required by law or regulation, disseminated to the Company Shareholders.

6.2 Antitrust and Other Filings.

(a) Promptly after the date of this Agreement, each of the Company and Parent will prepare and file (i) any pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction, as agreed to by the parties (the “Antitrust Filings”) and (ii) any other filings required to be filed by it under the Exchange Act, the Securities Act or any other Applicable Law relating to the Merger and the Transactions (the “Other Filings”).

(b) Parent and the Company each shall promptly supply the other with any information that may be required in order to effectuate any filings or application pursuant to Section 6.2(a). Each of the Company and Parent will notify the other promptly (i) upon the occurrence of any event that is required to be set forth in an amendment or supplement to any Antitrust Filing or Other Filing or (ii) upon the receipt of any comments from any government officials in connection with any filing made pursuant hereto and of any request by any government officials for amendments or supplements to any Antitrust Filings or Other Filings or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and any government officials, on the other hand, with respect to any Antitrust Filing or Other Filing. Subject to Applicable Law, each of the Company and Parent shall consult with the other prior to submitting such filing, shall permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Entity by or on behalf of any party hereto in connection with any investigations or proceedings in connection with this Agreement or the Transactions (including under any Applicable Law relating to antitrust or fair trade), coordinate with the other in preparing and exchanging such information and promptly provide the other (and its counsel) with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party with any Governmental Entity in connection with this Agreement or the Transactions; provided, that with respect to any such filing, presentation or submission, each of Parent and the Company need not supply the other (or its counsel) with copies (or in case of oral presentations, a summary) to the extent that any Applicable Law requires such party or its subsidiaries to restrict or prohibit access to any such properties or information or where such properties or information is subject to the attorney-client privilege (it being understood that the participation and cooperation contemplated herein is not intended to constitute, nor shall be deemed to constitute, any form of direct or indirect waiver of the attorney-client privilege maintained by any party hereto). Each of the Company and Parent will cause all documents that it is responsible for filing with any Governmental Entity under this Section 6.2 to comply in all material respects with all applicable requirements of Applicable Law.

6.3 Meeting of Company Shareholders. The Company shall use its reasonable best efforts in accordance with its articles of incorporation and bylaws and Applicable Law to duly call, give notice of, convene and hold a meeting of the Company Shareholders (the “Company Shareholder Meeting”) as soon as reasonably practicable following the date of mailing of the Proxy Statement for the purpose of obtaining the Company Shareholder Approvals. The notice for the Company Shareholder Meeting shall comply with the Act, including a statement of a

Company Shareholder’s right to assert dissenters’ rights under the Act and shall be accompanied by a copy of RCW Chapter 23B.13 of the Act. The Company Board shall, subject to Section 6.4, recommend the approval of the Articles of Amendment, this Agreement and the Transactions at the Company Shareholder Meeting, include such recommendations in the Proxy Statement and use its reasonable best efforts to obtain the Company Shareholder Approvals. In connection with the Company Shareholder Meeting, the Company shall (i) unless there has been an Adverse Recommendation Change, use its reasonable best efforts to obtain the Company Shareholder Approvals and to solicit from the Company Shareholders proxies in favor of the Company Shareholder Approvals, (ii) otherwise comply with all legal requirements applicable to such meeting and (iii) cooperate and consult with Parent with respect to each of the foregoing matters. Without limiting the generality of the foregoing, as provided in the Act, the Articles of Amendment and this Agreement and the Transactions shall be submitted to the Company Shareholders at the Company Shareholder Meeting whether or not (x) the Company Board shall have effected an Adverse Recommendation Change or (y) any Acquisition Proposal shall have been publicly proposed or announced or otherwise submitted to the Company or any of its advisors.

6.4 No Solicitation.

(a) General Prohibitions. Subject to Section 6.4(b), neither the Company nor any of the Company’s subsidiaries shall, nor shall the Company or any of the Company’s subsidiaries authorize or permit any of its or their officers, directors, Employees, investment bankers, attorneys, accountants, consultants or other agents or advisors (“Representatives”) to, directly or indirectly, (i) solicit, initiate or take any action to knowingly facilitate or encourage the submission of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any nonpublic information relating to the Company or any of the Company’s subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of the Company’s subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any third party that is seeking to make, or has made, an Acquisition Proposal, (iii) make an Adverse Recommendation Change, (iv) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of the Company’s subsidiaries, (v) approve any Person as “an acquiring person” or such “Person’s share acquisition” as provided in Section 23B.19.040 of the Act, or (vi) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an Acquisition Proposal (other than a confidentiality agreement to the extent contemplated in Section 6.4(b)); provided, that (so long as the Company and its Representatives have otherwise complied with this Section 6.4) none of the foregoing shall prohibit the Company and its Representatives from contacting any Persons or group of Persons who have made an Acquisition Proposal after the date of this Agreement solely to request the clarification of the terms and conditions thereof so as to determine whether the Acquisition Proposal is, or could reasonably be expected to lead to, a Superior Proposal, and any such actions shall not be a breach of this Section 6.4(a). It is agreed that any violation of the restrictions on the Company set forth in this Section 6.4 by any Representative of the Company or any of the Company’s subsidiaries shall be a breach of this Section 6.4 by the Company.

(b) Exceptions. Notwithstanding Section 6.4(a), at any time prior to the Company Shareholder Approvals:

(i) the Company, directly or indirectly through its Representatives, may (A) engage in negotiations or discussions with any third party that, subject to the Company’s compliance with Section 6.4(a), has made after the date of this Agreement a Superior Proposal or an Acquisition Proposal that the Company Board determines in good faith, after consultation with its outside financial and legal advisors, is, or is reasonably likely to result in, a Superior Proposal by the third party making such Acquisition Proposal and (B) furnish to such third party and its Representatives non-public information relating to the Company or any of the Company’s subsidiaries and access to the business, properties, assets, books and records of the Company and the Company’s subsidiaries pursuant to a customary confidentiality agreement (a copy of which shall be provided for informational purposes only to Parent) with such third party with terms no less favorable to the Company than those contained in the Confidentiality Agreement; provided, that all such information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, prior to or substantially concurrently with the time it is provided or made available to such third party and (C) take any action required by Applicable Law and any action that any court of competent jurisdiction orders the Company to take; and

(ii) the Company Board may make an Adverse Recommendation Change following receipt of an Acquisition Proposal made after the date hereof that the Company Board determines in good faith, after consultation with its outside financial and legal advisors, constitutes a Superior Proposal;

in each case referred to in the foregoing clauses (i) and (ii) only if the Company Board determines in good faith by a majority vote, after consultation with its outside legal advisors, that the failure to take such action would be inconsistent with its fiduciary obligations to the Company Shareholders under Applicable Law.

In addition, nothing contained herein shall prevent the Company or the Company Board from (i) complying with Rule 14d-9 or 14e-2 under the Exchange Act (or making any similar communication to the Company Shareholders in connection with any amendment to the terms of a tender offer or exchange offer) so long as any action taken or statement made to so comply is consistent with this Section 6.4, (ii) disclosing factual information regarding the business, financial condition or results of operations of the Company or the fact that an Acquisition Proposal has been made, the identity of the party making such proposal or the material terms of such proposal in the Proxy Statement or otherwise, to the extent the Company in good faith determines that such information, facts, identity or terms is required to be disclosed under Applicable Law or that failure to make such disclosure would be inconsistent with its fiduciary duties under Applicable Law or (iii) making any statement or disclosure to the Company Shareholders required by Applicable Law; provided, that any such action taken or statement or disclosure made that relates to an Acquisition Proposal shall be deemed to be an

Adverse Recommendation Change unless the Company Board reaffirms the Company Board Recommendations in such statement or disclosure or in connection with such action (except that a mere “stop, look and listen” disclosure in compliance with Rule 14d-9(f) of the 1934 Act shall not constitute an Adverse Recommendation Change).

(c) Required Notices. The Company Board shall not take any of the actions referred to in Section 6.4(b) unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action, and, after taking such action, the Company shall, if such action is in connection with an Acquisition Proposal, continue to advise Parent on a current basis on the status and terms of any discussions and negotiations with the third party and the Company is not in breach of any of the other requirements of this Section 6.4. In addition, the Company shall notify Parent promptly (but in no event later than twenty-four (24) hours) after receipt by the Company (or any of its Representatives) of any Acquisition Proposal, any written indication that a third party is considering making an Acquisition Proposal or any request for information relating to the Company or any of the Company’s subsidiaries or for access to the business, properties, assets, books or records of the Company or any of the Company’s subsidiaries by any third party that has indicated it is considering making, or has made, an Acquisition Proposal. The Company shall provide such notice orally and in writing and shall identify the third party making, and the terms and conditions of, any such Acquisition Proposal, indication or request. The Company shall keep Parent reasonably informed, on a current basis, of the status and details of any such Acquisition Proposal, indication or request, and shall promptly (but in no event later than twenty-four (24) hours after receipt) (x) provide to Parent copies of all correspondence and written materials sent or provided to the Company or any of the Company’s subsidiaries by the third party that describes any terms or conditions of any Acquisition Proposal and (y) notify Parent after it becomes aware of any breach of this Section 6.4 expressly sanctioned or knowingly permitted by the Company. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of the Company’s compliance with this Section 6.4(c).

(d) “Last Look”. Further, the Company Board shall not make an Adverse Recommendation Change in response to an Acquisition Proposal as permitted by Section 6.4(b)(ii), unless (i) the Company promptly notifies Parent, in writing at least three (3) Business Days before taking that action, of its intention to do so, attaching the most current version of the proposed agreement under which such Acquisition Proposal is proposed to be consummated and all other contemplated transaction documents (including any agreements with any Company Shareholders or any directors or Employees of the Company) and the identity of the third party making the Acquisition Proposal, and (ii) Parent does not make, within three (3) Business Days after its receipt of that written notification, an offer that the Company Board determines, in good faith, after consultation with its outside financial and legal advisors, is more favorable to the Company Shareholders as such Acquisition Proposal (it being understood and agreed that any amendment to the terms of such Acquisition Proposal shall require a new written notification from the Company and a new three (3) Business Day period under clause (ii) of this Section 6.4(d)). During any three (3) Business Day period prior to its effecting an Adverse Recommendation Change pursuant to this Section 6.4(d), the Company and its Representatives shall negotiate in good faith with Parent and its Representatives regarding any revisions to the terms of the Transactions proposed by Parent.

(e) Definition of Superior Proposal. For purposes of this Agreement, “Superior Proposal” means a bona fide, unsolicited written Acquisition Proposal, that did not result from or arise out of a violation of Section 6.4(a), for all of the outstanding shares of the Company Common Stock or substantially all the assets of the Company that the Company Board determines in good faith by a majority vote, after consultation with a financial advisor of nationally recognized reputation and outside legal counsel, and taking into account all the terms and conditions of the Acquisition Proposal, including the expected timing and likelihood of consummation in light of all technical, legal, financial, regulatory and other aspects of the Acquisition Proposal, any break-up fees, expense reimbursement provisions, conditions to consummation and the expectation of obtaining required regulatory approvals, is more favorable to the Company Shareholders, including from a financial point of view, than as provided hereunder (taking into account any binding proposal by Parent to amend the terms of this Agreement pursuant to Section 6.4(d)), that the Company Board determines is reasonably likely to be consummated and for which financing, if a cash transaction (whether in whole or in part), is then fully committed or reasonably determined to be available by the Company Board.

(f) Obligation to Terminate Existing Discussions. The Company shall, and shall cause the Company’s subsidiaries and its and their Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any third party and its Representatives and its financing sources conducted prior to the date hereof with respect to any Acquisition Proposal. The Company shall promptly request that each third party, if any, that has executed a confidentiality agreement within the 12-month period prior to the date hereof in connection with its consideration of any Acquisition Proposal return or destroy all confidential information heretofore furnished to such Person by or on behalf of the Company or any of the Company’s subsidiaries (and all analyses and other materials prepared by or on behalf of such Person that contains, reflects or analyzes that information), and the Company shall provide to Parent all certifications of such return or destruction from such other Persons as promptly as practicable after receipt thereof. The Company shall use its commercially reasonable efforts to secure all such certifications as promptly as practicable. If any such Person fails to provide any required certification within the time period allotted in the relevant confidentiality agreement (or if no such period is specified, then within a reasonable time period after the date hereof but in no event later than ten (10) Business Days), then the Company shall take all actions that may be reasonably necessary to secure its rights and ensure the performance of such other party’s obligations thereunder as promptly as practicable.

6.5 Confidentiality; Access to Information.

(a) Confidentiality Agreement. The parties acknowledge that the Company and Parent have previously executed the Confidentiality Agreement, which will continue in full force and effect in accordance with its terms.

(b) Access to Information. The Company will afford Parent and its Representatives reasonable access during normal business hours to the properties, books, records and personnel of the Company during the period prior to the Effective Time to obtain all information concerning the business, properties, results of operations and personnel of the Company, as Parent may reasonably request. The Company will use its reasonable best efforts to obtain the consent from its personnel, agents, contractors, suppliers and customers as required to be in compliance with the privacy laws of the Applicable Laws allowing such access. No information or knowledge obtained in any investigation pursuant to this Section 6.5 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

6.6 Public Disclosure. Parent and the Company will consult with each other, and to the extent reasonably practicable, agree, before issuing any press release or otherwise making any public statement with respect to the Merger, this Agreement or an Acquisition Proposal and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by Applicable Law or the rules of the OTCBB or any applicable stock exchange. The parties have agreed to the text of the joint press release announcing the signing of this Agreement.

6.7 Reasonable Efforts; Notification.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other Transactions, including using reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article 7 to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, suit, action arbitration, dispute, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, (iv) the defending of any suits, claims, actions, arbitrations, disputes, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution or delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement. Notwithstanding anything in this Agreement to the contrary, neither Parent nor any of its subsidiaries or Affiliates shall be under any obligation to consent or otherwise agree to, or to make proposals to sell or otherwise dispose or hold separate (through the establishment of a trust or otherwise) any assets or categories of assets of Parent, any of its Affiliates or the Company, or hold separate the Company Common Stock (or shares of stock of the Surviving Corporation), or any limitation or regulation on the ability of Parent or any of its subsidiaries or Affiliates to freely conduct their business or own assets or to acquire, hold or exercise full rights of ownership of the shares of Company Common Stock (or shares of stock of the Surviving Corporation).

(b) Each of the Company and Parent will give prompt notice to the other of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Merger, (ii) any notice or other communication from any Governmental Entity in connection with the Merger, (iii) any litigation relating to, involving or otherwise affecting the Company, Parent or their respective subsidiaries that relates to or may reasonably be expected to affect, the consummation of the Merger. The Company shall give prompt notice to Parent of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 7.2 would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement. Parent shall give prompt notice to the Company of any representation or warranty made by it or Merger Sub contained in this Agreement becoming untrue or inaccurate, or any failure of Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 7.3 would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

(c) In order to facilitate the integration of the operations of Parent and the Company and their subsidiaries and to permit the coordination of their related operations on a timely basis, and in an effort to accelerate the earliest time possible following the Effective Time the benefits expected to be realized by the parties as a result of the Merger, the Company shall, and shall cause its subsidiaries to, consult with Parent on all strategic and operational matters to the extent such consultation is not in violation of Applicable Law, including laws regarding exchange of information and other laws regarding competition. Subject to the foregoing limitations, the Company will, and will cause its subsidiaries to, make available to Parent at its facilities and those of its subsidiaries, where determined by Parent to be appropriate and necessary, office space in order to assist in observing all operations and reviewing all matters concerning the affairs of the Company.

6.8 Third Party Consents. As soon as practicable following the date hereof, Parent and the Company will each use its commercially reasonable efforts to obtain any consents, waivers and approvals under any of its or its subsidiaries’ respective Contracts required to be obtained in connection with the consummation of the Transactions.

6.9 Takeover Statutes. No party hereto shall take any action that would cause the Transactions to be subject to any Takeover Statute. If any Takeover Statute is or may become applicable to the Merger or the other Transactions, each of Parent and the Company and their respective Boards of Directors shall grant such approvals and take such lawful actions as are necessary to ensure that such Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute and any regulations promulgated thereunder on such Transactions.

6.10 Section 16 Matters. The Company shall take all such steps as may be required (to the extent permitted under Applicable Law) to cause any disposition of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the Transactions contemplated by Article 2 of this Agreement by each Company Insider to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.11 Indemnification, Exculpation and Insurance.

(a) For a period of six years after the Closing, the Surviving Corporation shall indemnify and hold harmless the individuals who on or prior to the Closing were officers or directors of the Company or its subsidiaries or were serving at the request of the Company as an officer or director of any other corporation, partnership or joint venture, trust, employee benefit plan or other enterprise (collectively, the “Company Indemnitees”) with respect to all acts or omissions by them in their capacities as such at any time prior to the Closing to the extent provided under the Company’s Articles of Incorporation or Bylaws, in each case as in effect on the date of this Agreement (including with respect to the advancement of expenses).

(b) Prior to the Closing, Parent shall purchase a “tail” officers’ and directors’ liability insurance policy in respect of acts or omissions occurring prior to the Closing covering each such Person currently covered by the Company’s officers’ and directors’ liability insurance policy with a term of six years from the Closing and on terms with respect to coverage and in amounts which are, in the aggregate, no less advantageous than those of the policy in effect on the date of this Agreement; provided, that in no event shall Parent be required to expend pursuant to this Section 6.11(b) more than an amount equal to 150% of the annual premiums paid by the Company as of the date hereof for its existing officers’ and directors’ liability insurance policy.

(c) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any Person, then, and in each such case, the Surviving Corporation shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 6.11.

(d) The provisions of this Section 6.11 (i) shall survive the Closing, (ii) are intended to be for the benefit of, and will be enforceable by, each Company Indemnitee, his or her heirs and his or her representatives and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have under the Company’s Articles of Incorporation or Bylaws or Applicable Law.

(e) Any Company Indemnitee wishing to claim indemnification under paragraph (a) of this Section 6.11, upon learning of an indemnifiable claim, shall promptly notify Parent thereof, but the failure to so notify shall not relieve Parent or the Surviving Corporation of any Liability it may have to such Company Indemnitee, except to the extent such failure materially prejudices the indemnifying party. In the event of any such claim, (arising after the Effective Time), (i) Parent or the Surviving Corporation shall have the right to assume the defense thereof, with counsel reasonably acceptable to the Company Indemnitees (which acceptance shall not be unreasonably withheld, delayed or conditioned), and Parent and the Surviving Corporation shall not be liable to such Company Indemnitees for any legal expenses of other counsel or any other expenses subsequently incurred by such Company Indemnitees in connection with the defense thereof, except that if Parent or the Surviving Corporation elects not to assume such defense or counsel for the Company Indemnitees advises that there are issues which raise conflicts of interest between Parent or the Surviving Corporation and the Company Indemnitees, or between the Company Indemnitees, the Company Indemnitees may retain counsel satisfactory to them, and Parent or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Company Indemnitees promptly as statements therefor are received; provided, however, that Parent and the Surviving Corporation shall be obligated pursuant to this paragraph (e) to pay for only one firm of counsel for all Company Indemnitees in any jurisdiction unless the use of one counsel for such Company Indemnitees would present such counsel with a conflict of interest; provided, that (i) the fewest number of counsels necessary to avoid conflicts of interest shall be used, (ii) the Company Indemnitees will cooperate in the defense of any such matter and (iii) Parent and the Surviving Corporation shall not be liable for any settlement effected without their prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned; and provided, further, that Parent and the Surviving Corporation shall not have any obligation hereunder to any Company Indemnitee if and to the extent that a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Company Indemnitee in the manner contemplated hereby is prohibited by Applicable Law.

ARTICLE 7

CONDITIONS TO THE MERGER

7.1 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction or, to the extent permitted by Applicable Law, waiver at or prior to the Closing of each of the following conditions:

(a) Shareholder Approval. The Company Shareholder Approvals shall have been obtained.

(b) No Injunctions or Legal Restraints. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, statute, ordinance, rule, regulation, judgment, injunction, decree or other order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Transactions (collectively, an “Order”).

7.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or, to the extent permitted by Applicable Law, the waiver at or prior to the Closing of each of the following conditions:

(a) Representations and Warranties. Each representation and warranty of the Company contained in this Agreement shall be true and correct in all material respects (except for any statements in a representation or warranty that expressly include a standard of materiality, which statements shall be true and correct in all respects giving effect to such standard) as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on the Closing Date, except that those representations and warranties which address matters only as of a particular date (other than the date of this Agreement) shall remain true and correct in all material respects (except for any statements in a representation or warranty that expressly include a standard of materiality, which statements shall be true and correct in all respects giving effect to such standard) as of such date. Parent shall have received a certificate with respect to the foregoing signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company.

(b) Performance of Obligations of the Company. The Company shall have performed and complied in all material respects with all agreements and covenants required to be performed and complied with by the Company under this Agreement at or prior to the Closing.

(c) Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect or any event, condition, state of facts or development that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d) Retention, Noncompetition and Nonsolicitation Agreements; Termination of Consulting Arrangements.

(i) Each of the Employees of the Company identified on Part 7.2(d)(i) of the Company Disclosure Letter shall have executed and delivered to Parent a retention, noncompetition and nonsolicitation agreement with Parent or its Affiliate substantially in the applicable form attached hereto as Exhibit E-1, E-2, E-3 or E-4 (the “Executive Retention, Noncompetition and Nonsolicitation Agreements”).

(ii) The Employee of the Company identified on Part 7.2(d)(ii) of the Company Disclosure Letter shall have executed and delivered to Parent a retention, noncompetition and nonsolicitation agreement with Parent or its Affiliate substantially in the form attached hereto as Exhibit F (the “Non-Executive Retention, Noncompetition and Nonsolicitation Agreements”).

(iii) The contractors of the Company identified on Part 7.2(d)(iii) of the Company Disclosure Letter shall have executed and delivered to the Company the documentation described in such part.

(iv) Each counterparty to the Company in respect of the Contracts or other arrangements described in Part 3.22 of the Company Disclosure Letter shall executed and delivered to the Company written evidence reasonably satisfactory to the Company terminating such Contracts and arrangements without penalty or ongoing obligation on the part of the Company or its affiliates.

(e) Closing Certificate. Parent shall have received from the Company a certificate signed by the chief executive officer of the Company as to compliance by the Company with the conditions set forth in paragraphs (a) and (b) of this Section 7.2.

(f) Legal Opinion. Parent shall have received the written legal opinion of Vandeberg Johnson & Gandara LLP, legal counsel to the Company, dated as of the Closing Date, opining to the matters set forth in Exhibit G.

(g) Consents. (i) All required approvals or consents of any Governmental Entity or other Person in connection with the Merger and the consummation of the other Transactions shall have been obtained and become final and non-appealable (and all relevant statutory, regulatory or other governmental waiting periods, shall have expired), and (ii) all such approvals and consents which have been obtained shall have been so obtained (x) on terms that are not reasonably likely to materially affect the ownership or operations of Business after Closing, and (y) without the imposition of any term, condition or consequence that would require Parent or its Affiliates to take or refrain from taking any action or to agree to any restriction or condition with respect to the operations or assets of Parent or any of its Affiliates.

(h) Dissenting Shares. Holders of shares of Company Common Stock that represent no greater than five percent (5%) of the outstanding shares of Company Common Stock as of the Effective Time shall have demanded appraisal for such shares in accordance with the Act (excluding such holders who have failed to perfect, withdrawn or otherwise lost such right to appraisal) prior to the Closing.

7.3 Conditions to Obligation of the Company. The obligations of the Company to effect the Merger are further subject to the satisfaction or, to the extent permitted by Applicable Law, the waiver at or prior to the Closing of each of the following conditions:

(a) Representations and Warranties. Each representation and warranty of Parent and Merger Sub contained in this Agreement shall be true and correct in all material respects (except for any statements in a representation or warranty that expressly include a standard of materiality, which statements shall be true and correct in all respects giving effect to such standard) as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on the Closing Date, except that those representations and warranties which address matters only as of a particular date (other than the date of this Agreement) shall remain true and correct in all material respects (except for any statements in a representation or warranty that expressly include a standard of materiality, which statements shall be true and correct in all respects giving effect to such standard) as of such date. The Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by an officer of Parent.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing.

(c) Closing Certificate. The Company shall have received from Parent a certificate signed by an officer of Parent as to compliance by Parent and Merger Sub with the conditions set forth in paragraphs (a) and (b) of this Section 7.3.

ARTICLE 8

TERMINATION

8.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after this Agreement has been approved, if applicable, by the Company Shareholder Approvals:

(a) by mutual written consent of Parent, Merger Sub and the Company;

(b) by either Parent or the Company if the Merger has not been consummated by the date that is nine (9) months after the date of this Agreement (the “Termination Date”), unless the failure to consummate the Merger is a result of the negligence or willful failure or refusal to perform or observe in any material respect the covenants and agreements hereunder by the party seeking to terminate this Agreement;

(c) by either Parent or the Company if any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger or the other Transactions shall become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 8.1(c) shall have used its best efforts to prevent the entry of and to remove such Order;

(d) by either Parent or the Company if upon a vote at a Company Shareholder Meeting, the Company Shareholder Approvals shall not have been obtained, unless the failure to obtain such shareholder approval is the result of a breach of this Agreement by the party seeking to terminate this Agreement;

(e) by Parent if at any time prior to the Effective Time (i) the Company Board (or any applicable committee thereof) shall have effected an Adverse Recommendation Change or (ii) the Company shall have entered into, or publicly announced its intention to enter into, an Acquisition Proposal;

(f) by Parent if the Company breaches or fails to perform in any respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.2, and (ii) is incapable of being cured or has not been cured by the Company within sixty (60) calendar days after written notice of such breach or failure to perform has been given by Parent to the Company promptly upon discovery; provided, that Parent shall not be entitled to terminate this Agreement pursuant to this Section 8.1(f) if it, at such time, is in material breach of any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions set forth in Section 7.3 shall not be satisfied;

(g) by Parent if the Company breaches or fails to perform in any respect any of its covenants or other agreements contained in Section 6.4; or

(h) by the Company if Parent or Merger Sub breach or fail to perform in any respect any of their respective representations, warranties covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.3, and (ii) is incapable of being cured or has not been cured by Parent within sixty (60) calendar days after written notice of such breach or failure to perform has been given by Parent to the Company promptly upon discovery; provided, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 8.1(h) if it, at such time, is in breach of any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions set forth in Section 7.2 shall not be satisfied.

The party desiring to terminate this Agreement shall give written notice of such termination to the other party.

8.2 Effect of Termination. Upon the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become null and void and have no effect, without any Liability on the part of any party hereto, except for the provisions of (a) Section 8.3 and (b) Article 9, which shall survive such termination and except that nothing herein shall relieve any party from Liability for any willful or deliberate act (whether or not failure to perform or observe any agreement or covenant contained herein was the conscious object of such act) or negligent failure or refusal to perform or observe in any material respect any agreement or covenant contained herein. In addition, the provisions of the Confidentiality Agreement remain in full force and effect in accordance with its terms and shall not be affected by any termination of this Agreement.

8.3 Fees; Expenses.

(a) Breakup Fee.

(i) In the event that this Agreement is terminated by Parent pursuant to Section 8.1(e), Section 8.1(f) or Section 8.1(g), the Company shall promptly, but in no event later than two (2) Business Days after such termination, pay Parent a fee equal to Five Hundred Thousand Dollars ($500,000.00) (the “Breakup Fee”).

(ii) If this Agreement is terminated pursuant to Section 8.1(d) (solely with respect to the failure to obtain the Company Shareholder Approvals), and if within nine (9) months following such termination of this Agreement, the Company shall have entered into a definitive Contract with respect to or recommended to the Company Shareholders an Acquisition Proposal or an Acquisition Proposal shall have been consummated, then the Company shall pay the Breakup Fee to Parent concurrently with the earlier of the consummation of such Acquisition Proposal or the execution of such Contract, as applicable; provided, however, that for purposes of this Section 8.3(a)(ii), each reference in the definition of Acquisition Proposal to ten percent (10%) shall be deemed to be forty percent (40%).

(b) Transaction Expenses. All expenses (including all fees and expenses of outside counsel, accountants, financing sources, investment bankers, experts and consultants) incurred by a party or on its behalf in connection with or related to the due diligence, authorization, preparation, negotiation, execution and performance of this Agreement, and all other matters related to the Merger, incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, all expenses related to preparing, printing, filing and mailing the Proxy Statement shall be paid by the Company.

ARTICLE 9

GENERAL PROVISIONS

9.1 Non-Survival of Representations, Warranties and Covenants. The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) of transmission by facsimile, or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) if delivered by a nationally recognized courier service. Subject to the foregoing, all notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to Parent or Merger Sub, to:

AT&T Corp.

c/o AT&T Services, Inc.

One AT&T Plaza

208 S. Akard St., 36th Floor

Dallas, TX 75202

Attention:     Rick L. Moore

            Senior Vice President—Corporate Development

Facsimile:      (214) 746-2210

with a copy (which shall not constitute notice) to:

AT&T Services, Inc.

208 S. Akard St., 32nd Floor

Dallas, TX 75202

Attention:     John O’ Connor

            General Attorney and Associate General Counsel

Facsimile:      (214) 746-2216

if to the Company, to:

Superclick, Inc.

10222 St-Michel Blvd.

Suite 300

Montreal, Quebec H1H 5H1

Attention:     Jean Perrotti

           Chief Financial Officer

9.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.4 Entire Agreement; Third Party Beneficiaries. This Agreement and the other Transaction Documents (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, including the LOI; and (b) are not intended to confer upon any other Person any rights or remedies hereunder.

9.5 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.6 Other Remedies; Specific Performance.

(a) Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

(b) The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed by the Company in accordance with the specific terms hereof or were otherwise breached by the Company. It is accordingly agreed that Parent and Merger Sub shall be entitled, without posting a bond or similar indemnity, to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Washington or any Washington state court, in addition to any other remedy to which they are entitled at law or in equity. The Company agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that Parent and Merger Sub have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. Notwithstanding anything to the contrary in this Agreement, the parties hereto agree that the Company shall not be entitled to an injunction, specific performance or other equitable relief to prevent breaches of this Agreement or to enforce specifically the terms hereof.

9.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Washington, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

9.8 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

9.9 Assignment. No party may assign (whether by operation of law or otherwise) either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties hereto; provided, however, that prior to the Effective Time, Merger Sub may, without the prior written consent of the Company, assign all or any portion of its rights under this Agreement to an Affiliate. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment in violation of this Section 9.9 shall be void.

9.10 Submission to Jurisdiction. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns shall be brought and determined exclusively in any federal court located in the State of Washington or any Washington state court. Each of the parties hereto agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.2 or in such other manner as may be permitted by Applicable Law, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the Transactions in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 9.10, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) to the fullest extent permitted by Applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper, or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

9.11 Waiver Of Jury Trial. EACH OF PARENT, THE COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, THE COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

9.12 Amendment. Subject to Applicable Law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the Company Shareholders; provided, after any such approval, no amendment shall be made which by law or in accordance with the rules of the OTCBB or any relevant stock exchange requires further approval by such shareholders without such further shareholder approval. This Agreement may not be amended except by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company.

9.13 Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

AT&T CORP.

By:	/s/ Rick L. Moore
Name:	Rick L. Moore
Title:	Senior Vice President-Corporate Development

SC ACQUISITION CO.

By:	/s/ Rick L. Moore
Name:	Rick L. Moore
Title:	President

SUPERCLICK, INC.

By:	/s/ Sandro Natale
Name:	Sandro Natale
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]